Exhibit 99.(a)(1)(A)

COHERENT, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

April 8, 2008

COHERENT, INC.

Offer to Amend the Exercise Price of Certain Options

This offer and withdrawal rights will expire at
5:00 p.m., Pacific Time, on May 9, 2008 unless we extend the offer.

By this Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”), we are giving all eligible employees holding eligible options to purchase shares of our common stock the right to amend certain outstanding options and to receive cash payments (we refer to this as the “offer”).  Each eligible employee who has eligible options outstanding will be sent, on the commencement of the offer, an email announcing the offer with a link to the offer website, which will set forth each of his or her eligible options, the new exercise price that would apply to each eligible option (if the offer is accepted), a description of any cash payments with respect to the eligible options, and other relevant information.

Coherent, Inc. has determined that some of your stock options may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”).  These consequences include income inclusion in the year of vesting, an additional 20% penalty tax and interest charges plus continued taxation, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock.  Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax).  If you elect to participate in this offer, your eligible options no longer will be subject to such adverse tax consequences.

You are an “eligible employee” only if:

•                  you are an employee of Coherent, Inc. or its subsidiaries (collectively referred to as “Coherent,” the “Company,” “we,” “our,” or “us”) as of the last date on which this offer remains open for acceptance;

•                  you are subject to taxation in the United States;

•                  you hold eligible options; and

•                  as of the last date on which this offer remains open for acceptance, you are not and never have been an officer or director of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

An option to purchase common stock is eligible for this offer (“eligible option”) only to the extent that each of the following conditions is met:

•                  the option was granted under the Coherent, Inc. 1995 Stock Plan or the Coherent, Inc. 2001 Stock Plan (together, the “Coherent Stock Plans”);

•                  it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

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•                  the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  the option is outstanding as of the last date on which this offer remains open for acceptance.

If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with a link to the offer website.  If you wish to participate in this offer, you must log on to the offer website and click on the MAKE AN ELECTION button at the bottom of the page.  You will be directed to your Election/Withdrawal form that contains the following personalized information with respect to each eligible option you hold:

•                  the Coherent Stock Plan under which the option was granted;

•                  the grant date indicated for that option on the applicable option agreement;

•                  the current exercise price per share in effect for that option;

•                  the number of shares of the Company’s common stock purchasable under that option;

•                  the actual grant date of that option (as determined by the Company in connection with the independent review of the Company’s historical stock option grant practices conducted by the Special Committee of the Board of Directors (the “Special Committee”));

•                  the fair market value per share of the Company’s common stock on the actual grant date;

•                  a description of any cash payments with respect to the eligible options; and

•                  other relevant information.

You will need to check the appropriate box next to your eligible options to indicate whether you elect to amend them in accordance with the terms of the offer.  After completing the Election/Withdrawal form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections you will proceed to the Agreement to Terms of Election/Withdrawal page.  Only after you agree to the Agreement to Terms of Election/Withdrawal will you be directed to the Election Amendment Review page.  If after reviewing the terms of your election you wish to proceed, then you will be directed to a Print Confirmation of Election page whereby you will be able to print your election if you desire to do so.  Following these events, the Company will send you via email an Election Confirmation Statement.  Please print and keep a copy of the Election Confirmation Statement for your records.  You will then have completed the election process.

If you are unable to submit your Election/Withdrawal form electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal form and return it to the Company via fax to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008. To obtain a paper Election/Withdrawal form, please either print an Election/Withdrawal form from https://coherent.equitybenefits.com/ or contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com.

If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1.             Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Coherent on the option’s measurement date for financial reporting purposes.  If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.  Your Election/Withdrawal form will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options; and

2.             In addition, for each such eligible option amended in this offer, you will receive a cash payment, less applicable tax withholding, on the Company’s first payroll date in 2009 equal to 105% of the difference between the new exercise price per share of the amended option, and the original exercise price per share, multiplied by the number of unexercised shares of Coherent common stock subject to each amended option in the manner described below.  Your Election/Withdrawal form will list the number of unexercised shares subject to your options, and the cash payment you will be entitled to receive for each eligible option you elect to have amended.

This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.

Amended Options and Cash Payments

If you elect to participate in this offer, each eligible option will be amended on the date that this offer expires (currently expected to be May 9, 2008).  Each amended option will be subject to option agreements between you and the Company, as amended by this offer.  Any amended option you receive will continue to be subject to the same vesting schedule.

Cash payments will be made on the Company’s first payroll date in 2009 and all such payments will be subject to applicable tax withholding.  Cash payments will not be subject to any vesting conditions, so you will receive any cash payments to which you are entitled on the Company’s first payroll date in 2009, regardless of whether the eligible option is vested and regardless of whether or not you are providing services to us then.

Other Matters

The offer is not conditioned upon this offer being accepted by option holders holding a specified minimum number of the outstanding eligible options, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.  You are not required to accept this offer.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “COHR.”  On April 3, 2008 the closing price of our common stock was $28.53 per share.  Before deciding to participate in this offer, you should evaluate current market quotes for our common stock, among other risks of participating in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT – ACTION ITEMS TO PARTICIPATE

If you participate in this offer, you must complete and sign the attached Election/Withdrawal form, and return it before 5:00 p.m., Pacific Time, on May 9, 2008, via Coherent’s tender offer website at https://coherent.equitybenefits.com/ or via fax to:

Ron Victor

Executive Vice President, Human Resources

Coherent, Inc.

Fax:         (408) 970-9998

Only responses that are complete, signed, and actually received by the Company by the deadline will be accepted.  Responses that are received after the deadline will not be accepted.  The delivery of Election/Withdrawal forms is at your risk.  Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation that Coherent has received your response, you must confirm that we have received your Election/Withdrawal form.  If you need to confirm receipt after two U.S. business days have elapsed, you may email your request to 409AOffer@coherent.com.  Responses may be submitted only via Coherent’s tender offer website or fax.  Responses submitted by any other means, including hand delivery, email, United States mail and Federal Express (or similar delivery service) are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

Coherent will not provide tax advice specific to an individual’s circumstances.  We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.  You should direct general questions about the terms of this offer to:

Coherent Tender Offer Help Desk

Phone:   (408) 817-5900

Email:     409AOFFER@COHERENT.COM

Offer to Amend the Exercise Price of Certain Options, dated April 8, 2008.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  Some state jurisdictions also may impose additional taxes with respect to your eligible options.  For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).  We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.  We are not making an offer of the cash consideration or amended options in any jurisdiction in which the offer is not permitted.  We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.  You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which is shown, or if no date is otherwise indicated, the date of this offer.

SCHEDULE A	Information Concerning the Executive Officers and Directors of Coherent, Inc.	A-1

SCHEDULE B	Summary Financial Information of Coherent, Inc.	B-1

SCHEDULE C	Guide to Tax Issues in China	C-1

SCHEDULE D	Guide to Tax Issues in Japan	D-1

v

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should read carefully this entire offer, the accompanying email on behalf of Ron Victor dated April 8, 2008, and the Election/Withdrawal form together with its associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Amend and the other offer documents.  We have included in this summary references to other sections in this Offer to Amend to help you find a more complete description of these topics.

Q1.	What is the offer?	3
Q2.	Why is Coherent making this offer?	4
Q3.	Who is eligible to participate in this offer?	4
Q4.	Which options are eligible for amendment in this offer?	4
Q5.	How do I participate in this offer?	5
Q6.	If I decide to participate in the offer, what will happen to my current eligible options?	6
Q7.	What will I receive in return for my options?	7
Q8.	When will I receive my amended options and cash payments?	8
Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	8
Q10.	Am I required to participate in this offer?	8
Q11.	Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?	8
Q12.	When will my amended options vest?	8
Q13.	Will the terms and conditions of my amended options be the same as my original options?	8
Q14.	What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?	9
Q15.	What happens to my eligible options if I do not turn in my Election/Withdrawal form by the deadline, choose not to participate or my eligible options are not accepted?	9
Q16.	Are there any positive or negative tax consequences to my participation in the offer?	9
Q17.	If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?	11
Q18.	How will Coherent confirm to me that my Election/Withdrawal form has been received?	11
Q19.	Can I accept this offer with respect to shares of Coherent common stock that I previously acquired upon exercise of options?	11
Q20.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	11
Q21.	Is this a repricing of options?	11
Q22.	How does Coherent determine whether I properly have accepted this offer?	11
Q23.	When will my amended options expire?	12
Q24.	Will I receive any paperwork indicating my options have been amended?	12
Q25.	Are there any conditions to this offer?	12
Q26.	If you extend the offer, or the offer is changed, how will you notify me?	12
Q27.	Can I change my mind and withdraw from this offer?	12
Q28.	How do I withdraw my election?	12
Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?	13
Q30.	Can I change my mind about which eligible options I want to accept with respect to this offer?	13
Q31.	How should I decide whether or not to accept this offer with respect to my eligible options?	13
Q32.	What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	14

Q33.	Will my amended options remain nonstatutory stock options for United States tax purposes?	14
Q34.	Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?	14
Q35.	Whom can I contact if I need to confirm Coherent’s receipt of my Election/Withdrawal form, I have questions about the offer or if I need additional copies of the offer documents?	14

Q1.                            What is the offer?

A1.                             This offer is a voluntary opportunity for eligible employees to elect to have certain outstanding options amended and to receive a cash payment.  This opportunity is described in the following questions and answers and in the remainder of this Offer to Amend.

Terms Used in the Offer

The following are some terms that are frequently used in this Offer to Amend.

•                  “Coherent Stock Plans” refers to the Coherent, Inc. 1995 Stock Plan and the Coherent, Inc. 2001 Stock Plan.

•                  “amended options” refers to eligible options that are amended pursuant to this offer.

•                  “amendment date” refers to the date when the eligible options with respect to which you accept this offer will be amended to reflect the new exercise price.  We expect that the amendment date will be May 9, 2008, which is the same date as the expiration date of the offer.  If the expiration date is extended, then the amendment date will be extended similarly.

•                  “eligible employee” refers to each individual who is an employee of Coherent, Inc. or its subsidiaries as of the last date on which this offer remains open for acceptance; is subject to taxation in the United States; holds eligible options; and as of the last date on which this offer remains open for acceptance, is not and has never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.

•                  “eligible options” refers to all options with respect to which you may accept this offer in exchange for amended options and cash payments, as described in Question and Answer 4 and Section 1 of the Offer to Amend.

•                  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•                  “executive officers” refers to those officers of Coherent listed on Schedule A, including those who are officers for purposes of Section 16 of the Exchange Act.

•                  “expiration date” refers to the date that this offer expires.  The expiration date will be May 9, 2008 at 5:00 p.m., Pacific Time, unless the offer is extended.  We may extend the expiration date at our discretion.  If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  “new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase Coherent common stock.  An amended option’s new exercise price will be equal to the fair market value of a share of Coherent common stock on the applicable eligible option’s measurement date for financial reporting purposes.  Your Election/Withdrawal form will list this new exercise price for each of your eligible options should you accept this offer with respect to such options.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date.  This period will commence on April 8, 2008, and end at 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended.

•                  “option” refers to an option to purchase one or more shares of our common stock.

•                  “original exercise price” refers to the original exercise price of an eligible option, as described in Question and Answer 7.  Your Election/Withdrawal form will list the original exercise price of each of your eligible options.

•                  “Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the final tax regulations and other guidance thereunder issued pursuant to the American Jobs Creation Act of 2004.

Q2.                            Why is Coherent making this offer?

A2.                             It has been determined that certain options granted under the Coherent Stock Plans were issued with an exercise price less than the fair market value of the underlying Coherent common stock on the measurement date for financial reporting purposes.  Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject the eligible employees to unfavorable tax consequences.  If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, should be eliminated.  (See Section 3)

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  The currently outstanding options were issued to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to individuals who perform services for Coherent and to promote the success of our business.

Q3.                            Who is eligible to participate in this offer?

A3.                             You may participate in this offer if:

•                  you are an employee of Coherent as of the last date on which this offer remains open for acceptance;

•                  you are subject to taxation in the United States;

•                  you hold eligible options; and

•                  as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.  (See Section 1)

None of our executive officers or directors are eligible to participate in this offer.

Q4.                            Which options are eligible for amendment in this offer?

A4.                             An option to purchase the Company’s common stock is an eligible option under this offer only if each of the following conditions is met:

•                  the option was granted under either of the Coherent Stock Plans;

•                  the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•                  the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  the option is outstanding as of the last date on which this offer remains open for acceptance.

Q5.                            How do I participate in this offer?

A5.                             If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with a link to the offer website.  If you wish to participate in this offer, you must log on to the offer website and click on the MAKE AN ELECTION button.  You will be directed to your Election/Withdrawal form that contains the following personalized information with respect to each eligible option you hold:

•                  the Coherent Stock Plan under which the option was granted;

•                  the grant date indicated for that option on the applicable option agreement;

•                  the current exercise price per share in effect for that option;

•                  the number of shares of the Company’s common stock purchasable under that option;

•                  the actual grant date of that option (as determined by the Company in connection with the independent review of the Company’s historical stock option grant practices conducted by the Special Committee);

•                  the fair market value per share of the Company’s common stock on the actual grant date;

•                  a description of any cash payments with respect to the eligible options; and

•                  other relevant information.

You will need to check the appropriate box next to your eligible options to indicate whether you elect to amend them in accordance with the terms of the offer.  After selecting the appropriate box, click the NEXT button and you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections you will proceed to the Agreement to Terms of Election/Withdrawal page.  Only after you agree to the Agreement to Terms of Election/Withdrawal will you be directed to the Election Amendment Review page.  If after reviewing the terms of your election you wish to proceed, then you will be directed to a Print Confirmation of Election page whereby you will be able to print your election if you desire to do so.  Following these events, the Company will send you via email an Election Confirmation Statement.  Please print and keep a copy of the Election Confirmation Statement for your records.  You will then have completed the election process.

If you are not able to submit your Election/Withdrawal form electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal form and return it to the Company via fax to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008.  To obtain a paper Election/Withdrawal form, please either print an Election/Withdrawal form from https://coherent.equitybenefits.com/ or contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com.

This is an all or nothing offer, which means that if you participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal form, including any options which are legally, but not beneficially, owned by you.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  To help you determine your outstanding eligible options and to give you the tools to make an informed decision, your

Election/Withdrawal form will list your eligible option grants, the new exercise price that will apply if the eligible options are amended and the cash payment you will receive for the eligible options, if amended.  If you hold an option that is not listed on the Election/Withdrawal form, the option is not an eligible option.

This is a one time offer, and we will strictly enforce the election period.  We reserve the right to reject any election to accept this offer that we determine is not in good order or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all eligible options with respect to which a proper election has been made.  (See Section 4)

Your election to participate becomes irrevocable at 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended past that time, in which case your election will become irrevocable upon the new expiration date.  The only exception is that if we have not accepted your options by 9:00 p.m., Pacific Time, on June 3, 2008, you may withdraw your election at any time thereafter but before we accept your election.

We may extend this offer.  If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

If you participate in this offer, you must submit the Election/Withdrawal form before 5:00 p.m., Pacific Time, on May 9, 2008, via Coherent’s tender offer website at https://coherent.equitybenefits.com/ or via fax to:

Ron Victor

Executive Vice President, Human Resources

Coherent, Inc.

Fax:         (408) 970-9998

Only responses that are complete, signed, and actually received by the Company before the deadline will be accepted.  The delivery of Election/Withdrawal forms is at your risk.  Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation that Coherent has received your response, we recommend that you confirm that we have received your Election/Withdrawal form.  If you need to confirm receipt after two U.S. business days have elapsed, you may email your request to 409AOffer@coherent.com.  Responses may be submitted only via Coherent’s tender offer website or fax.  Responses submitted by any other means, including hand delivery, email, United States mail and Federal Express (or similar delivery service) are not permitted.

Q6.                            If I decide to participate in the offer, what will happen to my current eligible options?

A6.                             If you elect to participate in the offer, your eligible options will be amended on the same day as the expiration date (but following the expiration of the offer).  The expiration date will be 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer period is extended.  In addition, with respect to any eligible options amended pursuant to this offer, you will become entitled to receive the cash payment described below, less applicable tax withholding.

The amended option will continue to be subject to the terms and conditions of the Coherent Stock Plan under which the original option was granted, and to an amended option agreement between you and the Company.  (See Section 6)

Q7.                            What will I receive in return for my options?

A7.                             If you participate in this offer, any eligible option with respect to which you accept this offer will be replaced with the following consideration:

1.                                       Your eligible option will be amended to increase the original exercise price per share to the new exercise price.  The new exercise price will be the fair market value of a share of Coherent common stock on the option’s measurement date for financial reporting purposes.

If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.  The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer.  Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

Your Election/Withdrawal form will list the original exercise price of your eligible options, as well as the new exercise price of such options, should you accept this offer with respect to those options.

2.                                       In addition, for each eligible option amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to 105% of the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option in the manner described below.  Cash payments, less any applicable tax withholdings, to eligible employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of Coherent at the time of payment).  The cash payment is greater than the aggregate exercise price increase to compensate eligible employees for the delay in payment that is required by Section 409A.

Your Election/Withdrawal form will list the number of unexercised shares subject to your eligible option and the cash payment you will be entitled to receive for each eligible option you elect to have amended.

Eligible Option Example:

You were granted an option on July 29, 2004 to purchase 1,000 shares of Coherent common stock with an exercise price per share equal to $25.00 per share, vesting equally over a 3 year annual vesting schedule.  Of the number of shares subject to your option, no shares vested on or before December 31, 2004.  On the option’s original measurement date for financial reporting purposes, the fair market value of Coherent common stock was $26.00 per share.  As of the offer expiration date, you had not exercised any portion of the option.  If you accept this offer with respect to such option, the following will occur:

1.                                       The option to purchase 1,000 shares will be amended to increase the exercise price to $26.00 per share.

2.                                       A cash payment of $1,050.00 ($26.00 minus $25.00 multiplied by 1,000 (the portion of the option eligible as of the expiration date of the offer), multiplied by 105%), less applicable tax withholding, will be payable on the Company’s first payroll date in 2009.

Q8.                            When will I receive my amended options and cash payments?

A8.                             Any eligible options with respect to which you have elected to accept this offer will be amended on the amendment date (following the expiration of the offer).  The amendment date will be the same date on which this offer expires.  We expect the amendment date will be May 9, 2008.  If the expiration date of the offer is delayed, the amendment date similarly will be delayed.  (See Section 6)

The cash payment owed to you will be paid to you, less any applicable tax withholding, on the Company’s first payroll date in 2009.  This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.  (See Section 6)

Q9.                            Why won’t I receive my cash payment immediately following the expiration of the offer?

A9.                             The tax regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible options also impose certain requirements regarding the timing of the cash payments.  These regulations do not allow us to make the cash payments in the same calendar year in which the eligible options are amended.  Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2009.  To compensate for the delay in payment, we are paying you an additional 5% (for a total of 105%) of the aggregate exercise price increase for each eligible option you amend under this offer.

Q10.                     Am I required to participate in this offer?

A10.                       No.  Participation in this offer is completely voluntary.

If you do not participate in this offer, you may be subject to certain adverse tax consequences.  Please also see Question and Answers 15 and 16 for a description of the potential consequences to you if you decide not to participate in the offer and instead keep your current options.

If you do participate in this offer, you must accept this offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal form.  (See Section 2)

Q11.                     Once my eligible options are accepted for amendment, is there anything I must do to receive the amended options or cash payments?

A11.                       No.  Once the offer has expired and your election with respect to eligible options has been accepted, your eligible options will be amended.  There is nothing that you must do to receive your amended options.  Your amended options will be amended on the same day that the offer expires (but following the expiration of the offer).  (See Section 2)

You also do not need to do anything in order to receive your cash payments for your eligible options.  The cash payment for these options will be made on the Company’s first payroll date in 2009.  This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

Q12.                     When will my amended options vest?

A12.                       If your eligible options are amended, they will continue to vest according to the vesting schedule of your original options.  Future vesting is subject to your continued service to us through each relevant vesting date.  (See Section 9)

Q13.                     Will the terms and conditions of my amended options be the same as my original options?

A13.                       Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your original eligible options.  (See Sections 2, 9 and 14)

Q14.                     What happens to my options if I elect to participate in the offer with respect to eligible options but then exercise those options before expiration of the offer?

A14.                       If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those options which you exercise no longer will be eligible to be amended in this offer and you will not receive a cash payment with respect to such options.  Your options instead will terminate upon exercise in accordance with their terms and you will be subject to adverse tax consequences as described in Question and Answer 16.  (See Question and Answer 6)

Q15.                     What happens to my eligible options if I do not turn in my Election/Withdrawal form by the deadline, choose not to participate or my eligible options are not accepted?

A15.                       If we do not receive your Election/Withdrawal form by the deadline, you choose not to participate, or your eligible options are not accepted by us under this offer, your eligible options will:

•                  remain outstanding until they expire by their terms, including but not limited to expiration in connection with your termination of employment or other service;

•                  retain their original exercise price;

•                  retain their share amount available for purchase;

•                  retain their current terms for exercise; and

•                  retain their current vesting schedule.

As described in Question and Answer 2, you may be required to recognize ordinary income before the options are exercised and also may be subject to an additional 20% tax and interest penalty plus continued taxation, penalty taxes and interest charges in subsequent years (until the eligible option is exercised or expires) on any increase in the value of the underlying stock.  Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (that is, a 20% federal penalty tax and potentially a state penalty tax).  We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.  (See Section 14)

Q16.                     Are there any positive or negative tax consequences to my participation in the offer?

A16.                       Yes.  As a result of participation in this offer, you likely will avoid potentially adverse tax consequences associated with your eligible options under United States tax law.

Section 409A provides that stock options issued with an exercise price less than the fair market value of the underlying stock on the date of grant (i.e., granted at a discount) are considered deferred compensation and must comply with the operating rules of Section 409A.  In order to comply with those operating rules, the stock options must have fixed exercise dates to avoid early income recognition and an additional 20% federal tax and possible interest charges.

None of the eligible options have fixed exercise dates and therefore this non-compliance with the operating rules of Section 409A likely would subject the eligible employees to income recognition before the options are exercised and likely would subject the eligible employees to the additional 20% federal tax.  We believe that the final tax regulations under Section 409A provide that in the tax year in which a discount option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares on the last day of the year and the exercise price (the “spread”) and will be subject to the 20% federal penalty tax (plus another 20% penalty tax for California taxpayers, as discussed below) on the spread, plus interest charges.  In addition, we believe that during each subsequent tax year (until the discount option is exercised or expires), eligible employees will be subject to additional annual income and penalty taxes, plus interest charges, on any increase in value of the underlying stock.  Finally, certain states have laws similar to Section 409A.  Consequently, eligible employees may incur additional taxes, penalties and interest charges under state law provisions.  For example, California has a provision similar to Section 409A and imposes a 20% tax with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).

Coherent cannot guarantee any particular tax results related to your eligible options.  Furthermore, there is uncertainty because the Section 409A tax regulations may change.  However, Coherent will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.  This offer involves complex tax considerations.  We therefore urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

Eligible Option Example:

You hold options to purchase 3,000 shares of Coherent common stock with an original exercise price per share of $25.00 which was granted at a time when the fair market value of a share of Coherent common stock on the option’s measurement date for financial reporting purposes was $26.00.  On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Coherent’s common stock is $30.00.  In the year of vesting, you may have taxable income equal to $1,250.00 (the difference between the $30.00 fair market value and $25.00 exercise price, multiplied by the 250 shares that vest) and owe an additional $250.00 due to the federal 20% tax (20% of $1,250) and potentially another $250.00 due to a state 20% tax (20% of $1,250), including employees who are California taxpayers.  Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Please also see Question and Answer 15 for a description of the potential consequences to you if you decide not to participate in the offer.

If you participate in the offer, you should not be required under current United States law to recognize income for United States federal income tax purposes on the option at the time you choose to accept the offer.  On the amendment date, you should not be required under current law to recognize income for United States federal income tax purposes with respect to any amended options.  However, you will have taxable income to the extent you receive any cash payments with respect to eligible options.  In addition, you may have taxable income when you exercise your amended options and/or when you sell your shares acquired pursuant to such options.  (See Section 14)

Uncertainty

Unfortunately, the guidance issued by the Treasury Department and the IRS did not provide comprehensive guidance with respect to the tax consequences of discount options.  There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.  Please see Schedules C and D of this Offer to Amend, as applicable, for a description of those tax consequences.  Further, some states, including California, may impose additional penalty taxes.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

Q17.                     If I choose to participate in this offer, are there circumstances under which my eligible options would be amended but I would not receive a cash payment for them?

A17.                       No, unless applicable law prohibits us from amending your option and making the cash payment.  For example, we could become prohibited from amending options as a result of changes in SEC or Nasdaq Global Select Market rules or applicable laws outside the U.S.  We do not anticipate any such prohibitions at this time.  (See Section 13)

Q18.                     How will Coherent confirm to me that my Election/Withdrawal form has been received?

A18.                     Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation within two U.S. business days, we recommend that you confirm that we have received your Election/Withdrawal form by emailing the Coherent Tender Offer Help Desk at 409AOffer@coherent.com.

Q19.                     Can I accept this offer with respect to shares of Coherent common stock that I previously acquired upon exercise of options?

A19.                       No.  This offer relates only to eligible options.  You may not accept this offer with respect to any other shares of Coherent common stock or other options to purchase Coherent common stock.  (See Section 2)

Q20.                     Will my decision to participate in the offer have an impact on my ability to receive options in the future?

A20.                       No.  Your election to participate or not to participate in the offer will not have any effect on our making future grants of options to purchase common stock, or any other rights to you or anyone else.  (See Section 7)

Q21.                     Is this a repricing of options?

A21.                       Yes.  Amendment of your eligible options is considered a repricing of options.  As a result, Coherent may record additional incremental stock-based compensation representing the excess, if any, of the fair value of the repriced options plus the cash payment over the fair value of such options just prior to the repricing.  (See Section 12)

Q22.                     How does Coherent determine whether I properly have accepted this offer?

A22.                       We will determine, at our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any Election/Withdrawal form or any eligible options under this offer that we determine are not in good order or that we determine are unlawful to accept.  We will accept for amendment all eligible options for which a proper election has been made and that are not validly withdrawn by you, subject to the terms of this offer.  No election with respect to eligible options will be deemed to have been made properly until all defects or irregularities have been cured by you or waived by

us.  We have no obligation to give notice of any defects or irregularities in any Election/Withdrawal form, and we will not incur any liability for failure to give any notice.  (See Section 4)

Q23.                     When will my amended options expire?

A23.                       Your amended options, if any, will expire on the same date as the scheduled expiration of your original eligible options or earlier upon your termination of employment or other service with Coherent or as required by the Coherent Stock Plans.  (See Section 9)

Q24.                     Will I receive any paperwork indicating my options have been amended?

A24.                       Yes.  Your Election Confirmation Statement, in combination with our acceptance of your option(s) for amendment, will constitute a binding agreement between Coherent and you upon the terms and subject to the conditions of this offer.  (See Section 9)

Q25.                     Are there any conditions to this offer?

A25.                       Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend.  However, the implementation of this offer is not conditioned upon it being accepted by option holders holding a specified minimum number of eligible options.  (See Section 7)

Q26.                     If you extend the offer, or the offer is changed, how will you notify me?

A26.                       If we extend this offer or make a change, we will issue a press release, email, or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date.  (See Sections 2 and 15)

Q27.                     Can I change my mind and withdraw from this offer?

A27.                       Yes.  You may change your mind after you have submitted an Election/Withdrawal form and withdraw from the offer at any time before the expiration date.  If we extend the expiration date, you may withdraw your election with respect to all of your eligible options at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal form we receive before the expiration date.  However, if we have not accepted your election by 9:00 p.m., Pacific Time, on June 3, 2008, you may withdraw your tendered options at any time thereafter but before we accept your election.  (See Section 5)

Q28.                     How do I withdraw my election?

A28.                       To withdraw your election with respect to all of your eligible options, you must do so in accordance with the provisions below:

(i)            You may withdraw your election to amend at any time before 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires).  In addition, unless we accept and amend your eligible options before 9:00 p.m., Pacific Time, on June 3, 2008 (the 40th business day after the April 8, 2008 commencement date of the offer), you may withdraw your election to amend at any time thereafter and before we accept your election.

(ii)           To validly withdraw your election to amend eligible options, you must log on to the offer website at https://coherent.equitybenefits.com/ and complete and submit an Election/Withdrawal form before 5:00 p.m., Pacific Time, on May 9, 2008, to indicate that you no longer wish to amend your eligible options.  Alternatively, you may change your existing election by completing a new paper

Election/Withdrawal form and returning it to the Company via facsimile to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008.  To obtain a paper Election/Withdrawal form, please contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com, or you may download and print the form by logging on to the offer website at https://coherent.equitybenefits.com/.  You may submit your Election/Withdrawal form to withdraw your eligible options only while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above.  (See Section 5)

Q29.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A29.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election/Withdrawal form before the expiration date.  You may elect to accept this offer with respect to all of your eligible options but if you choose to make an election with respect to any eligible option, you must do so with respect to all of your eligible options.  The new Election/Withdrawal form must be signed and dated after the date of your last-submitted form.  (See Section 5)

Q30.                     Can I change my mind about which eligible options I want to accept with respect to this offer?

A30.                       No.  If you wish to participate in the offer, you are required to accept this offer with respect to all of your eligible options.  Any attempt to accept this offer with respect to only a portion of your eligible options will be null and void.  However, if you have accepted this offer with respect to all of your eligible options, you may change your mind and withdraw your election as described in Question and Answer 28.

Your election with respect to the offer becomes irrevocable at 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended past that time, in which case your election will become irrevocable upon the new expiration date.  If we extend the expiration date, you may change your election at any time until the extended offer expires.  The only exception is that if we have not accepted your options by 9:00 p.m., Pacific Time, on June 3, 2008, you may withdraw your election at any time thereafter but before we accept your election.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal form we receive before the expiration date.  Please be sure that any new Election/Withdrawal form you submit via fax is clearly dated after your last-submitted form.

Q31.                     How should I decide whether or not to accept this offer with respect to my eligible options?

A31.                       We understand that the decision whether or not to accept this offer with respect to your eligible options is a complex decision due to several considerations.  The program does carry risk (see “Risks of Participating in the Offer” on page 15 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options, even considering the potential tax consequences of keeping them (as described in Section 14), than what we are offering as consideration in the offer.  For example, it is possible that the Section 409A rules could be changed in a manner more favorable to you.  The decision to participate in the offer must be your own.  We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you.  You also may contact the Coherent Tender Offer Help Desk  at the email address 409AOffer@coherent.com or by phone at
(408) 817-5900 with any general questions regarding the terms of this offer. (See Section 3)

Q32.                     What happens if I have an eligible option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A32.                       If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option.  This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.  As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Q33.                     Will my amended options remain nonstatutory stock options for United States tax purposes?

A33.                       Your amended options will remain nonstatutory stock options for purposes of United States tax law.

For more detailed information, please read the rest of the Offer to Amend, and see the tax disclosure set forth under the section entitled “Material United States federal income tax consequences.”  (Section 14)

We recommend that you read the tax discussion in this Offer to Amend and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors.  (See Sections 9 and 14)

Q34.                     Does Section 409A impact the Employee Stock Purchase Plan (ESPP) shares?

A34.                       No, ESPP shares are not impacted by Section 409A or this offer.

Q35.                     Whom can I contact if I need to confirm Coherent’s receipt of my Election/Withdrawal form, I have questions about the offer or if I need additional copies of the offer documents?

A35.                       Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation that Coherent has received your Election/Withdrawal form, we recommend that you confirm that we have received your Election/Withdrawal form.  If you need to confirm receipt after two U.S. business days have elapsed or if you would like additional copies of the offer documents or the Election/Withdrawal form, you should contact:

Ron Victor

Executive Vice President, Human Resources

Coherent, Inc.

Fax:         (408) 970-9998

Email:      409AOffer@coherent.com

If you have general questions concerning the offer, you should contact:

Coherent Tender Offer Help Desk

Phone:    (408) 817-5900

Email:      409AOffer@coherent.com

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below.  This list and the risk factors set forth in Part II, Item 1A, “Risk Factors,” in our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2007, filed with the SEC on February 12, 2008, highlight the material risks of participating in this offer.  You should carefully consider these risks and you are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in depth discussion of the risks that may apply to you before deciding to participate in the offer.

All statements in this Offer to Amend, other than statements of historical fact, are forward looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results.  Such forward looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes.  These forward looking statements and other statements made elsewhere in this Offer to Amend are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995.  These forward looking statements are based on current information and expectations, and involve a number of risks and uncertainties.  Actual results may differ materially from those projected in such forward looking statements due to various factors, including but not limited to, general economic uncertainties; fluctuations in demand for, and sales of, our products or prolonged downturns in the industries that we serve; ability of our suppliers, both internal and external, to produce and deliver components and parts, including sole or limited source components, in a timely manner, in the quantity and quality desired and at the prices we have budgeted; timing or cancellation of customer orders and shipment scheduling; fluctuations in our product mix; foreign currency fluctuations; commodity pricing, including increases in oil prices; introductions of new products and product enhancements by our competitors, entry of new competitors into our markets, pricing pressures and other competitive factors; our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects; rate of market acceptance of our new products; delays or reductions in customer purchases of our products in anticipation of the introduction of new and enhanced products by us or our competitors; maintenance of supply relating to products to the government on terms which we would prefer not to accept; our ability to control expenses; level of capital spending of our customers; potential obsolescence of our inventory; costs and timing of adhering to developing governmental regulations on our products and business; SEC investigations and stockholder litigation related to our recent internal investigation of our practices related to historical stock option grants and the related restatement of our consolidated financial statements; costs related to acquisitions of technology or businesses; distraction of management related to acquisition or divestment activities; impact of additional tax liabilities that have not yet been estimated; future rule-making, pronouncements or guidance by the SEC, PCAOB, NASDAQ or other regulatory agencies; and other factors detailed in the Company’s filings with the SEC.  Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results.  The forward looking statements in this Offer to Amend speak only as of the date they are made.  The Company undertakes no obligation to revise or update publicly any forward looking statement for any reason, including forward looking statements made herein.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B of this Offer to Amend, as well as our most recent Forms 10-K, 10-Q and 8-K’s.  We caution you not to place undue reliance on forward-looking statements contained in this Offer to Amend, which speak only as of the date hereof.

Economic Risks

If your eligible options are amended, there is no guarantee that in the future you will be in a better economic position than you would be if your eligible options were not amended.

This offer was designed in a way that preserves as best as practicable the economic characteristics originally contemplated when the options were granted.  However, certain future events such as a change in our stock price may result in a lower value realized in the future than you might realize if you do not agree to the amendment which would increase the exercise price of your eligible options (even after taking the adverse tax consequences into account).  Please consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Tax Related Risks

The federal tax authorities could change Section 409A tax consequences.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but these regulations do not provide final guidance with respect to the tax consequences of discount options.  It is possible that the Treasury Department and the IRS could issue further guidance, and such guidance could be significantly different from the current guidance.  Changes to the regulations could impose less onerous tax consequences on discount options and, as a result, it may be more beneficial to you not to participate in the offer and to retain your eligible options.

Although we have designed this offer in a way that is specifically contemplated by the Treasury Department and the IRS to avoid adverse tax treatment under Section 409A, there can be no guarantee of any specific tax treatment with respect to this offer or in the future should the tax laws change again in a manner that would adversely affect your amended options.  In that event, Coherent cannot provide any assurance that an offer similar to this one will be made.

You may have a taxable event even if your amended options are not exercised.

Any cash payments received for eligible options will be subject to regular income and employment tax withholding at the time of receipt.  Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

U.S. State tax-related risks.

If you are subject to tax in the U.S., you should be aware that certain states have laws similar to Section 409A.  Consequently you may be subject to additional taxes and penalties under state law provisions.  For example, California has a provision similar to Section 409A and imposes a 20% tax plus interest charges with regard to discount stock options (in addition to the federal 20% tax and any federal and state income taxes).  You should be certain to consult a tax advisor to discuss these consequences.

Tax-related risks for tax residents of multiple or other countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you.  Certain eligible option holders are subject to the tax laws in the United States, and also to the tax laws in China and Japan.  If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C and D to this Offer to Amend. You should also be certain to consult a tax advisor to discuss those consequences.

Risks Associated with Our Industry, Our Business and Market Conditions

Our operating results, including net sales and stock price have varied in the past, and our future operating results will continue to be subject to quarterly and annual fluctuations based upon numerous factors, including those listed in this section.  Our stock price will continue to be subject to daily variations as well.  In addition, our future operating results and stock price may not follow any past trends.

Our net sales and operating results may vary significantly from quarter to quarter and from year to year in the future.  In particular, we typically experience seasonality in our first fiscal quarter, resulting in lower net sales.  We believe a number of factors, many of which are outside of our control, could cause these variations and make them difficult to predict, including:

•                  general economic uncertainties;

•                  fluctuations in demand for, and sales of, our products or prolonged downturns in the industries that we serve;

•                  ability of our suppliers, both internal and external, to produce and deliver components and parts, including sole or limited source components, in a timely manner, in the quantity and quality desired and at the prices we have budgeted;

•                  timing or cancellation of customer orders and shipment scheduling;

•                  fluctuations in our product mix;

•                  foreign currency fluctuations;

•                  commodity pricing, including increases in oil prices;

•                  introductions of new products and product enhancements by our competitors, entry of new competitors into our markets, pricing pressures and other competitive factors;

•                  our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

•                  rate of market acceptance of our new products;

•                  delays or reductions in customer purchases of our products in anticipation of the introduction of new and enhanced products by us or our competitors;

•                  maintenance of supply relating to products to the government on terms which we would prefer not to accept;

•                  our ability to control expenses;

•                  level of capital spending of our customers;

•                  potential obsolescence of our inventory;

•                  costs and timing of adhering to developing governmental regulations on our products and business;

•                  SEC investigations and stockholder litigation related to our recent internal investigation of our practices related to historical stock option grants and the related restatement of our consolidated financial statements;

•                  costs related to acquisitions of technology or businesses; and

•                  distraction of management related to acquisition or divestment activities.

In addition, we often recognize a substantial portion of our sales in the last month of the quarter.  Our expenses for any given quarter are typically based on expected sales and if sales are below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending quickly enough to compensate for the shortfall.  We also base our manufacturing on our forecasted product mix for the quarter.  If the actual product mix varies significantly from our forecast, we may not be able to fill some orders during that quarter, which would result in delays in the shipment of our products.  Accordingly, variations in timing of sales, particularly for our higher priced, higher margin products, can cause significant fluctuations in quarterly operating results.

Due to these and other factors, we believe that quarter-to-quarter and year-to-year comparisons of our historical operating results may not be meaningful.  You should not rely on our results for any quarter or year as an indication of our future performance.  Our operating results in future quarters and years may be below public market analysts’ or investors’ expectations, which would likely cause the price of our stock to fall.  In addition, over the past several years, the stock market has experienced extreme price and volume fluctuations that have affected the stock prices of many technology companies.  There has not always been a direct correlation between this volatility and the performance of particular companies subject to these stock price fluctuations.  These factors, as well as general economic and political conditions or investors’ concerns regarding the credibility of corporate financial statements, may have a material adverse affect on the market price of our stock in the future.

We are exposed to risks associated with worldwide economic slowdowns and related uncertainties.

Concerns about consumer and investor confidence, volatile corporate profits and reduced capital spending, international conflicts, terrorist and military activity, civil unrest and pandemic illness could cause a slowdown in customer orders or cause customer order cancellations.  In addition, political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions in the United States and abroad.  Unstable political, social and economic conditions make it difficult for our customers, our suppliers and us to accurately forecast and plan future business activities.  In particular, it is difficult to develop and implement strategy, sustainable business models and efficient operations, as well as effectively manage supply chain relationships in the face of such conditions.  If such conditions persist, our business, financial condition and results of operations could suffer.

We depend on sole source or limited source suppliers for some of our key components and materials, including exotic materials and crystals, in our products, which make us susceptible to supply shortages or price fluctuations that could adversely affect our business.

We currently purchase several key components and materials used in the manufacture of our products from sole source or limited source suppliers, both internal and external.  Some of these suppliers are relatively small private companies that may discontinue their operations at any time.  We typically purchase our components and materials through purchase orders and we have no guaranteed supply arrangement with any of these suppliers.  We may fail to obtain these supplies in a timely manner in the future.  We may experience difficulty identifying alternative sources of supply for certain components used in our products.  We would experience further delays while identifying, evaluating and testing the products of these potential alternative suppliers.  Furthermore, financial or other difficulties faced by these suppliers or significant changes in demand for these components or materials could limit their availability.  Any interruption or delay in the supply of any of these components or materials, or the inability to obtain these components and materials from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders.

We rely exclusively on our own production capability to manufacture certain strategic components, optics and optical systems, crystals, semiconductor lasers, lasers and laser-based systems.  Because we manufacture, package and test these components, products and systems at our own facilities, and such components, products and systems are not readily available from other sources, any interruption in manufacturing would adversely affect our business.  In addition, our failure to achieve adequate manufacturing yields of these items at our manufacturing facilities may materially and adversely affect our operating results and financial condition.

Our future success depends on our ability to increase our sales volumes and decrease our costs to offset anticipated declines in the average selling prices (“ASPs”) of our products and, if we are unable to realize greater sales volumes and lower costs, our operating results may suffer.

Our future success depends on the continued growth of the markets for lasers, laser systems, precision optics and related accessories, as well as our ability to identify, in advance, emerging markets for laser-based systems.  We cannot assure you that we will be able to successfully identify, on a timely basis, new high-growth markets in the future.  Moreover, we cannot assure you that new markets will develop for our products or our customers’ products, or that our technology or pricing will enable such markets to develop.  Future demand for our products is uncertain and will depend to a great degree on continued technological development and the introduction of new or enhanced products.  If this does not continue, sales of our products may decline and our business will be harmed.

We have historically been the industry’s high quality supplier of laser systems.  We have, in the past, experienced decreases in the ASPs of some of our products.  We anticipate that as competing products become more widely available, the ASPs of our products may decrease.  If we are unable to offset the anticipated decrease in our ASPs by increasing our sales volumes, our net sales will decline.  In addition, to maintain our gross margins, we must continue to reduce the cost of manufacturing our products while maintaining their high quality.  From time to time, our products, like many complex technological products, may fail in greater frequency than anticipated.  This can lead to further charges, which can result in higher costs, lower gross margins and lower operating results.  Furthermore, as average ASPs of our current products decline, we must develop and introduce new products and product enhancements with higher margins.  If we cannot maintain our gross margins, our operating results could be seriously harmed, particularly if the ASPs of our products decrease significantly.

Our future success depends on our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers.

Our current products address a broad range of commercial and scientific research applications in the photonics markets.  We cannot assure you that the market for these applications will continue to generate significant or consistent demand for our products.  Demand for our products could be significantly diminished by disrupting technologies or products that replace them or render them obsolete.  Furthermore, the new and enhanced products generally continue to be smaller in size and have lower ASPs, and therefore, we have to sell more units to maintain revenue levels.

During fiscal years 2007, 2006 and 2005, our research and development expenses have been in the range of 11% to 13% of net sales.  Our future success depends on our ability to anticipate our customers’ needs and develop products that address those needs.  Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with those of our suppliers to achieve volume production rapidly.  If we fail to transfer production processes effectively, develop product enhancements or introduce new products in sufficient quantities to meet the needs of our customers as scheduled, our net sales may be reduced and our business may be harmed.

We face risks associated with our foreign sales that could harm our financial condition and results of operations.

For the first quarter of fiscal 2008, 65% of our net sales were derived from customers outside of the United States.  For fiscal years 2007, 2006, and 2005, 68%, 68% and 65%, respectively, of our net sales were derived from customers outside of the United States.  We anticipate that foreign sales will continue to account for a significant portion of our revenues in the foreseeable future.  A global economic slowdown could have a negative effect on various foreign markets in which we operate.  Such a slowdown may cause us to reduce our presence in certain countries, which may negatively affect the overall level of business in such countries.  The majority of our foreign sales occur through our foreign sales subsidiaries and the remainder of our foreign sales result from exports to foreign distributors, resellers and customers.  Our foreign operations and sales are subject to a number of risks, including:

•                  longer accounts receivable collection periods;

•                  the impact of recessions and other economic conditions in economies outside the United States;

•                  unexpected changes in regulatory requirements;

•                  certification requirements;

•                  environmental regulations;

•                  reduced protection for intellectual property rights in some countries;

•                  potentially adverse tax consequences;

•                  political and economic instability; and

•                  preference for locally produced products.

We are also subject to the risks of fluctuating foreign exchange rates, which could materially adversely affect the sales price of our products in foreign markets, as well as the costs and expenses of our foreign subsidiaries.  While we use forward exchange contracts and other risk management techniques to hedge our foreign currency exposure, we remain exposed to the economic risks of foreign currency fluctuations.

We may not be able to protect our proprietary technology, which could adversely affect our competitive advantage.

Maintenance of intellectual property rights and the protection thereof is important to our business.  We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  We cannot assure you that our patent applications will be approved, that any patents that may be issued will protect our intellectual property or that any issued patents will not be challenged by third parties.  Other parties may independently develop similar or competing technology or design around any patents that may be issued to us.  We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may, in the future, initiate claims or litigation against third parties for infringement of our proprietary rights to protect these rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors.  These claims could result in costly litigation and the diversion of our technical and management personnel.  Adverse resolution of litigation may harm our operating results or financial condition.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights.  From time to time, like many other technology companies, we have received communications from other parties asserting the existence of patent rights, copyrights, trademark rights or other intellectual property rights which such third parties believe may cover certain of our products, processes, technologies or information.  In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property.  These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages or invalidation of our proprietary rights.  These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention.  Any potential intellectual property litigation could also force us to do one or more of the following:

•                  stop manufacturing, selling or using our products that use the infringed intellectual property;

•                  obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although such license may not be available on reasonable terms, or at all; or

•                  redesign the products that use the technology.

If we are forced to take any of these actions, our business may be seriously harmed.  We do not have insurance to cover potential claims of this type.

We are exposed to lawsuits in the normal course of business which could have a material adverse effect on our business, operating results, or financial condition.

We are exposed to lawsuits in the normal course of our business, including product liability claims, if personal injury or death occurs from the use of our products.  While we typically maintain customary levels of business insurance, including directors’ and officers’ policies, litigation can be expensive, lengthy, and disruptive to normal business operations, including the potential impact of indemnification obligations for individuals named in any such lawsuits.  We may not, however, be able to secure insurance coverage on terms acceptable to us in the future.  Moreover, the results of complex legal proceedings are difficult to predict.  An unfavorable resolution of a particular lawsuit, including a recall or redesign of products if ultimately determined to be defective, could have a material adverse effect on our business, operating results, or financial condition.

We depend on skilled personnel to operate our business effectively in a rapidly changing market, and if we are unable to retain existing or hire additional personnel when needed, our ability to develop and sell our products could be harmed.

Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future.  Recruiting and retaining highly skilled personnel in certain functions continues to be difficult.  At certain locations where we operate, the cost of living is extremely high and it may be difficult to retain key employees and management at a reasonable cost.  We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs.  Our failure to attract additional employees and retain our existing employees could adversely affect our growth and our business.

Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing, manufacturing and support personnel, any of whom may leave, which could harm our business and our results of operations.

The long sales cycles for our products may cause us to incur significant expenses without offsetting revenues.

Customers often view the purchase of our products as a significant and strategic decision.  As a result, customers typically expend significant effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy initial sales cycle.  While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses to customize our products to the customer’s needs.  We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order.  Even after this evaluation process, a potential customer may not purchase our products.  As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset such expenses.

The markets in which we sell our products are intensely competitive and increased competition could cause reduced sales levels, reduced gross margins or the loss of market share.

Competition in the various photonics markets in which we provide products is very intense.  We compete against a number of large public and private companies, including Newport Corporation; Excel Technology, Inc.; JDS Uniphase Corporation; Rofin-Sinar Technologies, Inc.; Trumpf GmbH; IPG Photonics Corporation; and Cymer, Inc., as well as other smaller companies.  Some of our competitors are large companies that have significant financial, technical, marketing and other resources.  These competitors may be able to devote greater resources than we can to the development, promotion, sale and support of their products.  Some of our competitors are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines.  Any of these acquisitions could give our competitors a strategic advantage.  Any business combinations or mergers among our competitors, forming larger competitors with greater resources, could result in increased competition, price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, results of operations and financial condition.

Additional competitors may enter the market and we are likely to compete with new companies in the future.  We may encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors.  As a result of the foregoing factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.  For example, in markets where there are a limited number of customers, such as the microelectronics market, competition is particularly intense.

Some of our laser systems are complex in design and may contain defects that are not detected until deployed by our customers, which could increase our costs and reduce our revenues.

Laser systems are inherently complex in design and require ongoing regular maintenance.  The manufacture of our lasers, laser products and systems involves a highly complex and precise process. As a result of the technological complexity of our products, changes in our or our suppliers’ manufacturing processes or the inadvertent use of defective materials by us or our suppliers could result in a material adverse effect on our ability to achieve acceptable manufacturing yields and product reliability.  To the extent that we do not achieve and maintain our projected yields or product reliability, our business, operating results, financial condition and customer relationships would be adversely affected.  We provide warranties on certain of our product sales, and allowances for estimated warranty costs are recorded during the period of sale.  The determination of such allowances requires us to make estimates of failure rates and expected costs to repair or replace the products under warranty.  We currently establish warranty reserves based on historical warranty costs for each product line.  If actual return rates and/or repair and replacement costs differ significantly from our estimates, adjustments to cost of sales may be required in future periods.

Our customers may discover defects in our products after the products have been fully deployed and operated under peak stress conditions.  In addition, some of our products are combined with products from other vendors, which may contain defects.  As a result, should problems occur, it may be difficult to identify the source of the problem.  If we are unable to identify and fix defects or other problems, we could experience, among other things:

•                  loss of customers;

•                  increased costs of product returns and warranty expenses;

•                  damage to our brand reputation;

•                  failure to attract new customers or achieve market acceptance;

•                  diversion of development and engineering resources; and

•                  legal actions by our customers and/or their end users.

The occurrence of any one or more of the foregoing factors could seriously harm our business, financial condition and results of operations.

If we fail to accurately forecast component and material requirements for our products, we could incur additional costs and incur significant delays in shipments, which could result in loss of customers.

We use rolling forecasts based on anticipated product orders and material requirements planning systems to determine our product requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. We depend on our suppliers for most of our product components and materials. Lead times for components and materials that we order vary significantly and depend on factors including the specific supplier requirements, the size of the order, contract terms and current market demand for components. For substantial increases in our sales levels, some of our suppliers may need at least six months lead-time.  If we overestimate our component and material requirements, we may have excess inventory, which would increase our costs.  If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt and delay delivery of our products to our customers.  Any of these occurrences would negatively impact our net sales, business or operating results.

Our increased reliance on contract manufacturing may adversely impact our financial results and operations.

Our manufacturing strategy includes partnering with contract manufacturers to outsource non-core subassemblies and less complex turnkey products, including some performed at international sites located in Asia and Eastern Europe.  Our ability to resume internal manufacturing operations for certain products in a timely manner may be eliminated.  The cost, quality, performance and availability of contract manufacturing operations are and will be essential to the successful production and sale of many of our products.  The inability of any contract manufacturer to meet our cost, quality, performance and availability standards could adversely impact our financial condition or results of operations.  We may not be able to provide contract manufacturers with product volumes that are high enough to achieve sufficient cost savings.  If shipments fall below forecasted levels, we may incur increased costs or be required to take ownership of the inventory.  Also, our ability to control the quality of products produced by contract manufacturers may be limited and quality issues may not be resolved in a timely manner, which could adversely impact our financial condition or results of operations.

If we fail to manage our growth effectively, our business could be disrupted, which could harm our operating results.

Our ability to successfully offer our products and implement our business plan in evolving markets requires an effective planning and management process.  We continue to expand the scope of our operations domestically and internationally.  The growth in sales, combined with the challenges of managing geographically-dispersed operations, has placed a significant strain on our management systems and resources, and our anticipated growth in future operations could continue to place such a strain.  The failure to effectively manage our growth could disrupt our business and harm our operating results.

Any acquisitions we make could disrupt our business and harm our financial condition.

We have in the past made strategic acquisitions of other corporations and entities, including asset purchases, and we continue to evaluate potential strategic acquisitions of complementary companies, products and technologies.  In the event of any future acquisitions, we could:

•                  issue stock that would dilute our current stockholders’ percentage ownership;

•                  pay cash;

•                  incur debt;

•                  assume liabilities; or

•                  incur expenses related to in-process research and development, impairment of goodwill and amortization.

These purchases also involve numerous risks, including:

•                  problems combining the acquired operations, technologies or products;

•                  unanticipated costs or liabilities, including the costs associated with improving the internal controls of the acquired company;

•                  diversion of management’s attention from our core businesses;

•                  adverse effects on existing business relationships with suppliers and customers;

•                  potential loss of key employees, particularly those of the purchased organizations; and

•                  the failure to complete acquisitions even after signing definitive agreements which, among other things, would result in the expensing of potentially significant professional fees and other charges in the period in which the acquisition or negotiations are terminated.

We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, which may harm our business.

We use standard laboratory and manufacturing materials that could be considered hazardous and we could be liable for any damage or liability resulting from accidental environmental contamination or injury.

Although most of our products do not incorporate hazardous or toxic materials and chemicals, some of the gases used in our excimer lasers and some of the liquid dyes used in some of our scientific laser products are highly toxic.  In addition, our operations involve the use of standard laboratory and manufacturing materials that could be considered hazardous.  Also, if a facility fire were to occur at our Tampere, Finland, site and were to spread to a reactor used to grow semiconductor wafers, it could release highly toxic emissions.  We believe that our safety procedures for handling and disposing of such materials comply with all federal, state and offshore regulations and standards.  However, the risk of accidental environmental contamination or injury from such materials cannot be entirely eliminated.  In the event of such an accident involving such materials, we could be liable for damages and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

Compliance or the failure to comply with current and future environmental regulations could cause us significant expense.

We are subject to a variety of federal, state, local and foreign environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process or requiring design changes or recycling of products we manufacture.  If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production or a prohibition on the sale of products we manufacture.  In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations, including expenses associated with the recall of any non-compliant product and the management of historical waste.

From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced.  We continue to evaluate the necessary steps for compliance with regulations as they are enacted.  These regulations include, for example, the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive (“RoHS”) and the Waste Electrical and Electronic Equipment Directive (“WEEE”) enacted in the European Union which regulate the use of certain hazardous substances in, and require the collection, reuse and recycling of waste from, certain products we manufacture.  This and similar legislation that has been or is in the process of being enacted in Japan, China, Korea and various states of the United States may require us to re-design our products to ensure compliance with the applicable standards, for example by requiring the use of different types of materials.  These re-designs or alternative materials may detrimentally impact the performance of our products, add greater testing lead-times for product introductions or have other similar effects.  We believe we comply with all such legislation where our products are sold and we will continue to monitor these laws and the regulations being adopted under them to determine our responsibilities.  In addition, we are monitoring legislation relating to the reduction of carbon emissions from industrial operations to determine whether we may be required to incur any additional material costs or expenses associated with our operations.  We are not currently aware of any such material costs or expenses.  Our failure to comply with any of the foregoing regulatory requirements or contractual obligations could result in our being directly or indirectly liable for costs, fines or penalties and third-party claims, and could jeopardize our ability to conduct business in the United States and foreign countries.

If our facilities were to experience catastrophic loss, our operations would be seriously harmed.

Our facilities could be subject to a catastrophic loss from fire, flood, earthquake or terrorist activity.  A substantial portion of our research and development activities, manufacturing, our corporate headquarters and other critical business operations are located near major earthquake faults in Santa Clara, California, an area with a history of seismic events.  Any such loss at any of our facilities could disrupt our operations, delay production, shipments and revenue and result in large expenses to repair or replace the facility.  While we have obtained insurance to cover most potential losses, after reviewing the costs and limitations associated with earthquake insurance, we have decided not to procure such insurance.  We believe that this decision is consistent with decisions reached by numerous other companies located nearby.  We cannot assure you that our existing insurance coverage will be adequate against all other possible losses.

Provisions of our charter documents, Delaware law, our Common Shares Rights Plan, and our Change-of-Control Severance Plan may have anti-takeover effects that could prevent or delay a change in control.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition or make removal of incumbent directors or officers more difficult.  These provisions may discourage takeover attempts and bids for our common stock at a premium over the market price.  These provisions include:

•                  the ability of our board of directors to alter our bylaws without stockholder approval;

•                  limiting the ability of stockholders to call special meetings; and

•                  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a merger, asset or stock sale or other transaction with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless prior approval of our board of directors is obtained or as otherwise provided.  These provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us without obtaining the prior approval of our board of directors, which may cause the market price of our common stock to decline.  In addition, we have adopted a change of control severance plan, which provides for the payment of a cash severance benefit to each eligible employee based on the employee’s position.  If a change of control occurs, our successor or acquirer will be required to assume and agree to perform all of our obligations under the change of control severance plan.

Our common shares rights agreement permits the holders of rights to purchase shares of our common stock to exercise the stock purchase rights following an acquisition of or merger by us with another corporation or entity, following a sale of 50% or more of our consolidated assets or earning power, or the acquisition by an individual or entity of 20% or more of our common stock.  Our successor or acquirer is required to assume all of our obligations and duties under the common shares rights agreement, including in certain circumstances the issuance of shares of its capital stock upon exercise of the stock purchase rights.  The existence of our common shares rights agreement may have the effect of delaying, deferring or preventing a change of control and, as a consequence, may discourage potential acquirers from making tender offers for our shares.

Changes in tax rates, tax liabilities or tax accounting rules could affect future results.

As a global company, we are subject to taxation in the United States and various other countries and jurisdictions.  Significant judgment is required to determine worldwide tax liabilities.  Our future tax rates could be affected by changes in the composition of earnings in countries with differing tax rates, changes in the valuation of our deferred tax assets and liabilities, or changes in the tax laws.  In addition, we are subject to regular examination of our income tax returns by the Internal Revenue Service (“IRS”) and other tax authorities.  We regularly assess the likelihood of favorable or unfavorable outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.  Although we believe our tax estimates are reasonable, there can be no assurance that any final determination will not be materially different than the treatment reflected in our historical income tax provisions and accruals, which could materially and adversely affect our operating results and financial condition.

Compliance with changing regulation of corporate governance and public disclosure may create uncertainty regarding compliance matters.

Federal securities laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations such as Nasdaq and the NYSE, require companies to maintain extensive corporate governance measures, impose comprehensive reporting and disclosure requirements, set strict independence and financial expertise standards for audit and other committee members and impose civil and criminal penalties for companies and their chief executive officers, chief financial officers and directors for securities law violations.  These laws, rules and regulations have increased and will continue to increase the scope, complexity and cost of our corporate governance, reporting and disclosure practices, which could harm our results of operations and divert management’s attention from business operations.  Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters.  New or changed laws, regulations and standards are subject to varying interpretations in many cases.  As a result, their application in practice may evolve over time.  We are committed to maintaining high standards of ethics, corporate governance and public disclosure.  Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from revenue generating to compliance activities.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may also be harmed.

Governmental regulations affecting the import or export of products could negatively affect our revenues.

The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology.  In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys.  Governmental regulation of encryption technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international and domestic sales and adversely affect our revenues.

We may experience difficulties with our enterprise resource planning (“ERP”) system and other IT systems.  System failure or malfunctioning may result in disruption of operations and the inability to process transactions, and this could adversely affect our ability to timely or accurately provide our financial results.

System failure or malfunctioning could disrupt our ability to timely and accurately process and report key components of our results of operations, financial position and cash flows.  Any disruptions or difficulties that may occur in connection with our ERP system or other systems could also adversely affect our ability to complete important business processes such as the evaluation of our internal controls and attestation activities pursuant to

Section 404 of the Sarbanes-Oxley Act of 2002.  If we encounter unforeseen problems with regard to our ERP system or other systems, our business and resulting financial reporting could be adversely affected.

Our market is unpredictable and characterized by rapid technological changes and evolving standards, and, if we fail to address changing market conditions, our business and operating results will be harmed.

The photonics industry is characterized by extensive research and development, rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards.  Because this market is subject to rapid change, it is difficult to predict its potential size or future growth rate.  Our success in generating revenues in this market will depend on, among other things:

•                  maintaining and enhancing our relationships with our customers;

•                  the education of potential end-user customers about the benefits of lasers, laser systems and precision optics; and

•                  our ability to accurately predict and develop our products to meet industry standards.

For the first quarter of fiscal 2008, our research and development costs were $18.3 million (12.7% of net sales).  For our fiscal years 2007, 2006 and 2005, our research and development costs were $74.6 million (12.4% of net sales), $73.1 million (12.5% of net sales) and $57.4 million (11.1% of net sales), respectively.  We cannot assure you that our expenditures for research and development will result in the introduction of new products or, if such products are introduced, that those products will achieve sufficient market acceptance.  Our failure to address rapid technological changes in our markets could adversely affect our business and results of operations.

Continued volatility in the semiconductor manufacturing industry could adversely affect our business, financial condition and results of operations.

Our net sales depend in part on the demand for our products by semiconductor equipment companies.  The semiconductor market has historically been characterized by sudden and severe cyclical variations in product supply and demand, which have often severely affected the demand for semiconductor manufacturing equipment, including laser-based tools and systems.  The timing, severity and duration of these market cycles are difficult to predict, and we may not be able to respond effectively to these cycles.  The continuing uncertainty in this market severely limits our ability to predict our business prospects or financial results in this market.

During industry downturns, our revenues from this market may decline suddenly and significantly.  Our ability to rapidly and effectively reduce our cost structure in response to such downturns is limited by the fixed nature of many of our expenses in the near term and by our need to continue our investment in next-generation product technology and to support and service our products.  In addition, due to the relatively long manufacturing lead times for some of the systems and subsystems we sell to this market, we may incur expenditures or purchase raw materials or components for products we cannot sell.  Accordingly, downturns in the semiconductor capital equipment market may materially harm our operating results.  Conversely, when upturns in this market occur, we must be able to rapidly and effectively increase our manufacturing capacity to meet increases in customer demand that may be extremely rapid, and if we fail to do so we may lose business to our competitors and our relationships with our customers may be harmed.

Matters related to our voluntary review of our historical stock option granting practices and the restatement of our financial statements may result in additional litigation, regulatory proceedings and government enforcement actions.

Our historical stock option granting practices and the restatement of our financial statements for periods from fiscal 1995 to the quarter ended July 1, 2006 have exposed us to greater risks associated with litigation, regulatory proceedings and government enforcement actions.  We have provided the results of our internal review to the SEC, and in that regard we have responded to informal requests from the SEC.  We intend to continue to cooperate with the SEC.  No assurance can be given regarding the outcomes from litigation, regulatory proceedings or any applicable government enforcement actions relating to our past stock option practices which may arise.  The resolution of these matters may be time consuming, expensive, and may distract management from the conduct of our business.  Furthermore, if we are subject to adverse findings in litigation, regulatory proceedings or government enforcement actions, we could be required to pay damages or penalties or have other remedies imposed, which could harm our business, financial condition, results of operations and cash flows.

In addition, while we believe that we have made appropriate judgments in determining the correct measurement dates for our stock option grants and the disclosures related thereto, in reviewing our annual report on Form 10-K for the period ended September 30, 2006, the SEC may make further inquiry with regards to the manner in which we accounted for and reported, or not reported, the corresponding financial impact.  Accordingly, there is a risk that we may have to further revise the disclosures therein or to further restate our prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

We have been named as a nominal party to a consolidated shareholder derivative lawsuit relating to our historical stock option practices, and we may be named in additional lawsuits in the future.  In addition, a number of our current and former directors and officers were also named in this lawsuit.  This litigation could become time consuming and expensive and could result in the payment of significant judgments and settlements, which could have a material adverse effect on our financial condition and results of operations.

In connection with our historical stock option practices and resulting restatement, three derivative actions were filed against certain of our current and former directors and officers purporting to assert claims on the Company’s behalf, which were consolidated into a single action.  There may be additional lawsuits of this nature filed in the future.  We cannot predict the outcome of these lawsuits, nor can we predict the amount of time and expense that will be required to resolve these lawsuits.  If these lawsuits become time consuming and expensive, or if there are unfavorable outcomes in any of these cases, there could be a material adverse effect on our business, financial condition and results of operations.

Our insurance coverage will not cover our total liabilities and expenses in these lawsuits, in part because we have a significant deductible on certain aspects of the coverage.  In addition, subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the investigation of our historical stock option practices and the related litigation and ongoing government inquiry.  We currently hold insurance policies for the benefit of our directors and officers, although our insurance coverage may not be sufficient in some or all of these matters.  Furthermore, the insurers may seek to deny or limit coverage in some or all of these matters, in which case we may have to self-fund all or a substantial portion of our indemnification obligations.

We are subject to the risks of additional government actions, shareholder lawsuits and other legal proceedings related to our historical stock option practices, the resulting restatements, and the remedial measures we have taken.

It is possible that there may be additional governmental actions, shareholder lawsuits and other legal proceedings brought against us in connection with our historical stock option practices.  In addition, we may be sued or taken to arbitration by former officers and employees in connection with their stock options and other matters.  These proceedings may require us to expend significant management time and incur significant accounting, legal and other expenses, and may divert attention and resources from the operation of our business.  These expenditures and diversions, as well as the adverse resolution of any specific lawsuit, could have a material adverse effect on our business, financial condition and results of operations.

Failure to maintain effective internal controls may cause us to delay filing our periodic reports with the SEC and adversely affect our stock price.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on internal control over financial reporting in their annual reports on Form 10-K that contain an assessment by management of the effectiveness of the Company’s internal control over financial reporting.  In addition, our independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting.  Although we review our internal control over financial reporting in order to ensure compliance with the Section 404 requirements, our failure to maintain adequate internal controls over financial reporting could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact our stock price.

THE OFFER

1.                                      Eligibility.

You are an “eligible employee” only if you are an employee of Coherent as of the last date on which this offer remains open for acceptance, you hold eligible options as described in Section 2 below, you are subject to United States taxation and as of the last date on which this offer remains open for acceptance, you are not and have never been an officer or director of the Company for purposes of Section 16 of the Exchange Act.

Unless expressly provided by an agreement between you and Coherent or by the requirements of applicable law, your employment or other service with Coherent will remain “at will” and can be terminated by you or us at any time, with or without cause or notice.

None of our executive officers or directors are eligible to participate in this offer.

2.                                      Number of options and amount of consideration; expiration date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible options that are held by eligible employees and with respect to which proper elections are made, and are not validly withdrawn by you, before the expiration date.

An option to purchase common stock is eligible for this offer only if each of the following conditions is met:

•                  the option was granted under the Coherent, Inc. 1995 Stock Plan or the Coherent, Inc. 2001 Stock Plan;

•                  it has been determined that the option may have an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option’s measurement date for financial reporting purposes (that is, it was granted at a “discount” to the then-current fair market value of the underlying stock);

•                  the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be an “eligible option”); and

•                  the option is outstanding as of the last date on which this offer remains open for acceptance.

As noted above, in order to be eligible, options must be outstanding as of the expiration date of the offer (regardless of whether or not we extend the expiration date).  For example, if a particular option grant expires after commencement, but before the expiration date, that particular option grant is not eligible for this offer.

If you choose to participate in this offer, you will be required to accept the offer with respect to the entire eligible portion of all of your eligible options listed on your Election/Withdrawal form, including any options which are legally, but not beneficially, owned by you.  In other words, you must accept the offer with respect to all the shares subject to each particular eligible option.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.

Employee Election Example:

If you hold: (1) an eligible option to purchase 1,000 shares of Coherent common stock, which you have exercised with respect to 700 shares and (2) an eligible option to purchase 500 shares, of which 100 shares were vested as of December 31, 2004, you have the following alternatives with respect to this offer:

•                  Accept the offer with respect to: (1) all 300 shares of your first option and (2) the 400 shares of your second option that vested after December 31, 2004; or

•                  Do not accept the offer with respect to any of your eligible options.

These are your only choices in this example.

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents.  This is an all or nothing offer, so your participation must be with respect to all or none of the eligible options legally owned by you.  Since you are the legal owner of the eligible option, Coherent will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your election to participate in the offer with respect to all of your eligible options, if you accept this offer:

1.             Your eligible option will be amended to increase the exercise price per share to the fair market value of a share of the common stock of Coherent on the option’s measurement date for financial reporting purposes.  If only a portion of your option grant vested or is scheduled to vest after December 31, 2004, then only that portion of the option grant is an eligible option and will be amended to increase the exercise price.  The portion that vested on or before December 31, 2004 is not subject to the adverse tax consequences that this offer is designed to allow you to avoid and so that portion of the option grant will not be eligible for inclusion in the offer.  Instead, the portion of any option grant that vested on or before December 31, 2004 will remain outstanding in accordance with its original terms, including its original exercise price.

You will be provided with an Election/Withdrawal form which will list the eligible options and, for each eligible option, the original exercise price of your eligible options and the new exercise price of the eligible options, should you accept this offer with respect to those options.

2.             In addition, for each eligible option amended in this offer, you will receive a cash payment, less applicable tax withholding, equal to 105% of the difference between the new exercise price per share of the amended option and the original exercise price per share multiplied by the number of unexercised shares subject to the amended option.

Cash payments, less any applicable tax withholdings, to eligible employees will be paid on the first payroll date in 2009 (regardless of whether you are an employee of Coherent at the time of payment).  The cash payment is greater than the aggregate exercise price increase to compensate eligible employees for the delay in payment that is required by applicable U.S. tax law.

Your Election/Withdrawal form will list the number of unexercised shares subject to your eligible option and, to the extent applicable, the cash payment you will be entitled to receive for each eligible option you elect to have amended.

Eligible Option Example:

You were granted an option on July 29, 2004 to purchase 1,000 shares of Coherent common stock with an exercise price per share equal to $25.00 per share, vesting equally over a 3 year annual vesting schedule.  Of the number of shares subject to your option, no shares vested on or before December 31, 2004.  On the option’s original measurement date, the fair market value of Coherent common stock was $26.00 per share.  As of the offer expiration date, you had not exercised any portion of the option.  If you accept this offer with respect to such option, the following will occur:

1.             The option to purchase 1,000 shares will be amended to increase the exercise price to $26.00 per share.

2.             A cash payment of $1,050.00 ($26.00 minus $25.00 multiplied by 1,000 (the portion of the option eligible as of the expiration date of the offer), multiplied by 105%), less applicable tax withholding, payable on the Company’s first payroll date in 2009.

The vesting schedule of your amended options will not change.  As a result, once you cease to be an employee or other service provider of Coherent, there will be no further vesting of your amended option.

If your eligible options are amended pursuant to the offer, such amended options will be subject to the terms of the Coherent Stock Plan under which they were granted and to option agreements between you and the Company as amended by this offer.  The current form of option agreements under the Coherent Stock Plans are attached as exhibits to the Schedule TO with which this offer has been filed.  See Section 9 of this Offer to Amend for a description of the Coherent Stock Plans.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on May 9, 2008, unless we extend the offer.  We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.                                      Purpose of the offer.

Coherent has determined that certain options granted under the Coherent, Inc. 1995 Stock Plan and Coherent, Inc. 2001 Stock Plan were issued with an exercise price less than the fair market value of the underlying Coherent common stock on the date of grant.  Section 409A provides that the portion of options that were granted at a discount and vest after December 31, 2004 likely will subject option holders to unfavorable tax consequences.  If the eligible options are amended, the unfavorable tax consequences, as described in Section 14 of this Offer to Amend, will be eliminated.  We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  The currently outstanding options were issued to motivate Coherent employees to perform at high levels and to provide an effective means of recognizing employee contributions to the success of its business.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•                  any purchase, sale or transfer of a material amount of our assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any other material change in our corporate structure or business;

•                  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•                  any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, we evaluate acquisition opportunities.  At the present time, we are reviewing a number of opportunities.  These transactions may be announced or completed in the ordinary course of business consistent with past practice during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, we make changes in the composition and structure of our board of directors and/or management.  We expect that we will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  Coherent has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer.  Coherent will not provide tax advice specific to an individual’s circumstances.  You must make your own decision about whether to participate in this offer.  We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

4.                                      Procedures for electing to participate in this offer.

If you are an eligible employee, you will receive on the commencement of the offer an email announcing the offer with a link to the offer website.  If you wish to participate in this offer, you must log onto the offer website and click on the MAKE AN ELECTION button.  You will be directed to your Election/Withdrawal form that contains the following personalized information with respect to each eligible option you hold:

•                  the Coherent Stock Plan under which the option was granted;

•                  the grant date indicated for that option on the applicable option agreement;

•                  the current exercise price per share in effect for that option;

•                  the number of shares of the Company’s common stock purchasable under that option;

•                  the actual grant date of that option (as determined by the Company in connection with the independent review of the Company’s historical stock option grant practices conducted by the Special Committee);

•                  the fair market value per share of the Company’s common stock on the actual grant date;

•                  a description of any cash payments with respect to the eligible options; and

•                  other relevant information.

You will need to check the appropriate box next to your eligible options to indicate whether you elect to amend them in accordance with the terms of the offer.  After selecting the appropriate box, click the NEXT button and you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are satisfied with your elections you will proceed to the Agreement to Terms of Election/Withdrawal page.  Only after you agree to the Agreement to Terms of Election/Withdrawal will you be directed to the Election Amendment Review page.  If after reviewing the terms of your election you wish to proceed, then you will be directed to a Print Confirmation of Election page whereby you will be able to print your election if you desire to do so.  Following these events, the Company will send you via email an Election Confirmation Statement.  Please print and keep a copy of the Election Confirmation Statement for your records.  You will then have completed the election process.

If you are not able to submit your election electronically via the offer website as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper Election/Withdrawal form and return it to the Company via fax to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008.  To obtain a paper Election/Withdrawal form, please either print an Election/Withdrawal form from https://coherent.equitybenefits.com/ or please contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com.

You must complete the election process in the foregoing manner before 5:00 p.m., Pacific Time, on May 9, 2008.  If we extend the offer beyond that deadline, you must complete the process before the extended expiration date of the offer.

We will not accept delivery of any Election/Withdrawal form after expiration of the offer.  If we do not receive a properly completed and duly executed Election/Withdrawal form from you before the expiration of the offer, we will not accept your eligible options for amendment.  Those options will not be amended or replaced pursuant to this offer, and no cash payment will be made with respect to those options.

This is an all or nothing offer, which means that if you participate in this offer, you must accept this offer with respect to all of your eligible options.  You will not be permitted to participate in the offer if you hold more than one eligible option and wish to accept the offer only with respect to some, but not all, of your eligible options.  To help you determine your outstanding eligible option grants and give you the tools to make an informed decision, your Election/Withdrawal form will list your eligible options (including the number of shares subject to the eligible option and its original exercise price), the new exercise price that will apply if the eligible options are amended and the cash payments you will receive for the eligible options, if amended.  If you hold an option that is not listed on the Election/Withdrawal form, the option is not an eligible option.

Your election to participate becomes irrevocable at 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended past that time, in which case your election will become irrevocable at the new expiration date, except as provided in Section 5 of this Offer to Amend.  You may change your mind after you have submitted an

Election/Withdrawal form and withdraw from the offer at any time before the expiration date, as described in Section 5 of this Offer to Amend.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal form we receive before the expiration date.

The delivery of all documents, including Election/Withdrawal forms, is at your risk.  Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation, you must confirm that we have received your Election/Withdrawal form.  Only responses that are complete, signed, and actually received by Coherent by the deadline will be accepted.  Responses may be submitted only via Coherent’s tender offer website or fax.  Responses submitted by any other means, including hand delivery, email, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted.

This is a one time offer, and we will strictly enforce the election period.  We reserve the right to reject any election that we determine is not in good order or that we determine is unlawful to accept.  Subject to the terms and conditions of this offer, promptly after the expiration of this offer we will accept all options with respect to which proper elections are made.

Our receipt of your Election/Withdrawal form is not by itself an acceptance of your options.  For purposes of this offer, we will be deemed to have accepted options with respect to which proper elections have been made and are not properly withdrawn by you as of the time when we give written notice to the option holders generally of our acceptance of eligible options.  We may issue this notice of acceptance by press release, email, or other methods of communication.  Eligible options accepted will be amended on the expiration date, which we presently expect will be May 9, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any Election/Withdrawal form or any eligible options with respect to which elections have been made that we determine are not in good order or that we determine are unlawful to accept.  We will accept all eligible options with respect to which proper elections are made that are not validly withdrawn by you.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular eligible options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and eligible options with respect to which elections have been made.  No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice.  This is a one time offer.  We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your eligible options for amendment will constitute a binding agreement between Coherent and you upon the terms and subject to the conditions of this offer.

5.                                      Withdrawal rights and change of election.

To withdraw your election with respect to all of your eligible options, you must do so in accordance with the provisions below:

(i)            You may withdraw your election to amend at any time before 5:00 p.m., Pacific Time, on May 9, 2008, unless the offer is extended (in which case, you may withdraw your election at any time before the extended offer expires).  In addition, unless we accept and amend your eligible options before 9:00 p.m., Pacific Time, on June 3, 2008 (the 40th business day after the April 8, 2008 commencement date of the offer), you may withdraw your election to amend at any time thereafter and before we accept your election.

(ii)           To validly withdraw your election to amend eligible options, you must use the offer website at https://coherent.equitybenefits.com/ to complete an Election/Withdrawal form to indicate that you no longer wish to amend your eligible options pursuant to this offer.  Alternatively, you may change your existing election by completing a new paper Election/Withdrawal form and returning it to the Company via facsimile to Ron Victor at (408) 970-9998 before 5:00 p.m., Pacific Time, on May 9, 2008.  To obtain a paper Election/Withdrawal form, please contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com, or you may download and print the form at https://coherent.equitybenefits.com/.  You may revise your Election/Withdrawal form to withdraw your eligible options only while you still have the right to withdraw your election to amend in accordance with subparagraph (i) above.

Any election to amend eligible options you withdraw will be deemed no longer elected pursuant to the offer, unless you properly re-elect to amend that option before the expiration date by following the election procedures described herein.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election/Withdrawal form we receive before the expiration date.  We must receive the properly completed and signed Election/Withdrawal form before the expiration date.  The expiration date will be 5:00 p.m., Pacific Time, on May 9, 2008, unless we extend the offer.

You may not rescind any withdrawal.  If you change your mind after you have submitted a withdrawal and wish to participate in the offer, you must submit a new Election/Withdrawal form.  If you do not withdraw your eligible options, they will remain bound pursuant to your prior Election/Withdrawal form.  To re-elect to accept this offer with respect to the withdrawn eligible options, you must complete and submit a new Election/Withdrawal form before the expiration date by following the procedures described in Section 4 of this Offer to Amend.  This new Election/Withdrawal form must be completed properly and submitted after your prior Election/Withdrawal form rejecting the offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election/Withdrawal form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election/Withdrawal forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including Election/Withdrawal forms, is at your risk.  Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation, you must confirm that we have received your Election/Withdrawal form.  Only responses that are complete, signed and actually received by Coherent by the deadline via Coherent’s tender offer website or fax will be accepted.  Responses submitted by any other means, including hand delivery, email, United States mail (or other post) and Federal Express (or similar delivery service) are not permitted.

6.                                      Acceptance of options for amendment, issuance of cash payments and amended options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible options with respect to which proper elections have been made that have not been validly withdrawn by you before the expiration date.

Subject to the terms and conditions of this offer, if elections with respect to your eligible options are made properly and accepted by us, these eligible options will be amended as of the amendment date (but following the expiration of the offer), which is on the same date as the expiration date.  We expect that the expiration date will be May 9, 2008, unless the offer period is extended.  We expect that the amendment date will be May 9, 2008 (but following the expiration of the offer), unless the offer period is extended.  If the expiration date is delayed, the amendment date similarly will be delayed.  Once eligible options with respect to which you elect to accept this offer are amended, those options will be replaced in full by the amended options.

For purposes of the offer, we will be deemed to have accepted eligible options for you with respect to which valid elections have been made and are not properly withdrawn by you as of the time when we give written notice to the option holders generally of our acceptance for amendment of the eligible options.  This notice may be made by press release, email, or other method of communication.  Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all options with respect to which proper elections have been made that are not validly withdrawn by you.

In lieu of the eligible options with respect to which you choose to accept this offer, you will be entitled to receive amended options and, to the extent applicable, cash payments, as described in Section 2 of this Offer to Amend.  Eligible options with respect to which you choose to accept this offer will be amended on the amendment date, which is the same date as the expiration date.  The amendment date will be May 9, 2008, unless the offer period is extended.

In addition, if you elected to amend your eligible options, any cash payment owed to you will be paid to you, less any applicable tax withholding, on the Company’s first payroll date in 2009.  This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture.

The regulations under Section 409A that allow us to offer you the opportunity to avoid unfavorable tax consequences by amending your eligible options also impose certain requirements regarding the timing of the cash payments.  These regulations do not allow us to make the cash payments in the same calendar year in which the eligible options are amended.  Therefore, the earliest we can make these cash payments to eligible employees who participate in the offer is in 2009.  To compensate for the delay in payment, we are paying eligible employees an additional 5% (for a total of 105%) of the aggregate exercise price increase for each eligible option amended under this offer.

Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise terms and current vesting schedule.  If you elect to participate in the offer but exercise your eligible options prior to expiration of the offer, those eligible options which you exercise no longer will be eligible to be amended in this offer and you will not receive a cash payment, to the extent you exercise options that are eligible options.  Your options instead will terminate upon exercise in accordance with their terms.  Please see Section 14 of this Offer to Amend for a description of the tax consequences to you of accepting and not participating in this offer.

7.                                      Conditions of the offer.

If Coherent is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended options.  Notwithstanding any other provision of this offer, we will not be required to accept any eligible options for amendment, and we may terminate the offer, or postpone our acceptance and amendment of any eligible options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States;

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

•                  in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index, the Nasdaq Composite Index, or the Standard & Poor’s 500 Index from the date of the commencement of the offer;

•                  the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•                  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                  there shall have been instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•                  a tender or offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

•                  any person, entity or group has purchased all or substantially all of our assets;

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer;

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares;

•                  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible options; or

•                  any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•                  any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Amend);

•                  any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Coherent that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•                  any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the Nasdaq Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to the Company, which might restrain, prohibit, or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits to us).

If any of the above events occur, we may:

•                  terminate the offer and promptly return all eligible options with respect to which elections have been made to the eligible employees;

•                  complete and/or extend the offer and, subject to your withdrawal rights, retain all options with respect to which elections have been made until the extended offer expires;

•                  amend the terms of the offer; or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the options.

The Coherent common stock that underlies your eligible options is traded on The Nasdaq Global Select Market under the symbol “COHR.”  During the period of December 19, 2007 through February 13, 2008, our common stock was delisted from the Nasdaq Global Select Market and quotations for our shares were published on the Pink Sheets Electronic OTC Markets (the “Pink Sheets”).  The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the Nasdaq Global Select Market or the Pink Sheets, as applicable.

	High	Low
2008
Third Quarter (through April 3, 2008)	$28.53	$27.89
Second Quarter	$28.83	$22.51
First Quarter	$33.02	$24.96
2007
Fourth Quarter	$32.08	$27.64
Third Quarter	$32.43	$29.30
Second Quarter	$31.74	$28.91
First Quarter	$36.76	$30.61
2006
Fourth Quarter	$37.21	$29.86
Third Quarter	$37.91	$30.98
Second Quarter	$35.11	$29.44
First Quarter	$32.85	$27.51

On April 3, 2008, the closing sale price of our common stock, as reported by The Nasdaq Global Select Market was $28.53 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.                                      Source and amount of consideration; terms of amended options.

Consideration.

We will issue cash payments in addition to amended options with respect to eligible options for which proper elections have been made and accepted.  Cash payments will be made from Coherent’s general corporate assets, and you will be a general creditor of Coherent with respect to the cash payments until they are received.

If we receive and accept elections from eligible employees of all options eligible for this offer, subject to the terms and conditions of this offer, we will amend options to purchase a total of approximately 556,095 shares of our common stock, or approximately 2.35% of the total shares of our common stock outstanding as of March 31, 2008, and the maximum aggregate cash payments payable pursuant to the offer will be approximately $1,435,201.

General terms of amended options.

If we have accepted your election to amend your eligible options, you will receive the consideration described in Section 2 of this Offer to Amend.  Each amended option will be amended on the amendment date (expected to be May 9, 2008).

Except for the new exercise price of your amended options, the terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options.

The following description summarizes the material terms of the Coherent, Inc. 1995 Stock Plan and Coherent, Inc. 2001 Stock Plan (together, the “Coherent Stock Plans”).  Our statements in this Offer to Amend concerning the Coherent Stock Plans and the amended options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the Coherent Stock Plans, and the forms of option agreement under the Coherent Stock Plans.  Please contact the Coherent Tender Offer Help Desk by email at 409AOffer@coherent.com, to receive a copy of the Coherent Stock Plans, and the forms of option agreement thereunder.  We will promptly furnish you copies of these documents upon request at our expense.

Summary of the Coherent Stock Plans.

The Coherent Stock Plans permit the granting of incentive stock options and nonstatutory stock options to eligible participants.  As of March 31, 2008, the number of shares of common stock subject to options outstanding under the Coherent, Inc. 1995 Stock Plan was approximately 846,461 shares.  As of March 31, 2008, the number of shares of common stock subject to options outstanding under the Coherent, Inc. 2001 Stock Plan was approximately 2,319,048 shares.  No options or equity awards can be granted under the 1995 Stock Plan in the future.

The Coherent Stock Plans are administered by our board of directors or a committee appointed by our board of directors (the “Administrator”).  Subject to the terms of the Coherent Stock Plans, the Administrator has the discretion to select the employees, officers, directors and consultants who will be granted awards, to determine the terms and conditions of such awards and to construe and interpret the provisions of the Coherent Stock Plans and any outstanding awards thereunder.

Term of options.

The term of options granted under the Coherent Stock Plans is as stated in the option agreements.  All amended options granted pursuant to this offer will expire on the same dates as the scheduled expiration of the eligible options they amend.  Amended options will expire earlier upon your termination of employment or other service with the Company.

Termination of employment.

Your employment or other service with Coherent will remain “at will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  If your employment or other service terminates before the expiration date of this offer, your options will have ceased to vest in accordance with their terms and you no longer will be eligible to participate in the offer.

Options granted under the Coherent, Inc. 1995 Stock Plan generally are exercisable, to the extent vested, for 3 months from the date of termination if the option holder’s employment or other service terminates for a reason other than death or disability.  Options granted under the Coherent, Inc. 2001 Stock Plan generally are exercisable, to the extent vested, for 90 days from the date of termination if the option holder’s employment or other service terminates for a reason other than death or disability.  If the option holder’s employment or other service terminates by reason of his or her death or disability, the option holder generally will have 12 months from the date of termination to exercise the vested portion of an option under the Coherent Stock Plans.

If you participate in this offer, any amended options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment and you will be entitled to receive a cash payment, less any applicable tax withholdings, regardless of whether you remain employed with or otherwise in service to the Company on the actual cash payment date, which will be the Company’s first payroll date in 2009.

Exercise price.

The Administrator generally determines the exercise price at the time the option is granted.  The amended options will have an exercise price per share equal to the fair market value of the underlying stock on the option’s measurement date for financial reporting purposes.

Vesting and exercise.

The Administrator generally determines the terms of vesting.  Any amended option you receive will be subject to the same vesting schedule as the option it amends and you will receive vesting credit that accrued under the original option.  That means that upon the amendment date, your amended options will be vested to the same extent and will continue to vest at the same rate as the options they amend.  Continued vesting is subject to your continued service to the Company through each relevant vesting date.

Adjustments upon certain events.

Although we currently do not anticipate any such merger or acquisition, if we merge or consolidate into, or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options with respect to which you elected to accept this offer and your options will be treated in accordance with the Coherent Stock Plan and with your option agreement.  Further, if Coherent is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and remain exercisable for the time period set forth in your option agreement and you will receive no amended options, cash payments or other consideration for the options.  If Coherent is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or amended options, including any additional adjustments to the exercise price or number of shares that will be subject to the amended options.  Under such circumstances, we expect that the type of security and the number of shares covered by each amended option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  Such amended options generally will have an exercise price equal to the closing price of the acquirer’s stock on the expiration date.  As a result of such adjustments, you may receive options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options with respect to which you accept this offer or than the number you would have received pursuant to an amended option if no acquisition had occurred.

You should be aware that these types of transactions could affect our stock price significantly, including potentially substantially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating.  In addition, your amended options may be exercisable for stock of the acquirer, not Coherent common stock, while option holders who decide not to participate in this offer might be able to exercise their options before the effective date of the merger or acquisition and sell their Coherent common stock before the effective date.

If we are acquired, it is possible that an acquirer could terminate your employment or other service and therefore, to the extent that you have any amended options subject to vesting, such options will cease to vest and will terminate in accordance with their terms.  Regardless of whether you remain an employee or other service provider to the Company on the scheduled payment date, you still will receive any payments to which you are entitled as a result of your participation in this offer.

Finally, if we are acquired after the options with respect to which you have chosen to accept this offer have been accepted for amended options, the treatment of your amended options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Coherent Stock Plans under which they were granted and as amended in this offer.

Changes in capitalization.

The Coherent Stock Plans generally provide that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification of the Company’s common stock, or any other increase or decrease in the number of issued shares of Company common stock effected without receipt of consideration by the Company, the Administrator will adjust proportionately the number of shares of Company common stock which may be delivered under the Coherent Stock Plans, and the number and price of shares of Company common stock subject to outstanding awards thereunder.

Transferability of options.

Options granted under the Coherent Stock Plans generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the Coherent Stock Plans.

The board of directors of Coherent generally may amend, alter, suspend or terminate the Coherent Stock Plans except that no amendment, alteration, suspension or termination of the Coherent Stock Plans shall impair the rights of any option holder unless mutually agreed otherwise between the option holder and Administrator.

Registration of shares underlying the options.

All of the shares of Coherent common stock issuable upon exercise of amended options have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of Coherent for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Amend for a discussion of the United States federal income tax consequences of the amended options and the eligible options with respect to which you choose to accept this offer, as well as the consequences of accepting or rejecting this offer.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax).  We recommend that you consult with your financial, legal and/or tax advisors regarding any state tax consequences.

Federal income tax consequences in multiple jurisdictions.

If you are a citizen or resident of the United States, and also are subject to the tax laws of another non-United States jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  Certain eligible option holders are subject to the tax laws in the United States, and also to the tax laws in China and Japan.  If you are subject to the tax laws in one of these countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C and D to this Offer to Amend.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of participating or not participating in this offer.

10.                               Information concerning the Company.

Our principal executive office is located at 5100 Patrick Henry Drive, Santa Clara, California 95054, and our telephone number is (408) 764-4000.  Our website address is www.coherent.com.  The information posted on our website is not incorporated into this Offer to Amend.  Questions regarding how to participate in this offer should be directed to:

Ron Victor

Executive Vice President, Human Resources

Coherent, Inc.

Fax:         (408) 970-9998

Email:     409AOffer@coherent.com

A summary of the financial information included in our annual report on Form 10-K for the fiscal year ended September 29, 2007 and our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2007, which is incorporated herein by reference, is attached hereto as Schedule B to this Offer to Amend.  Please see Section 18 of this Offer to Amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $24.73 as of December 29, 2007.

11.                               Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and named executive officers is attached to this Offer to Amend as Schedule A.  None of our executive officers or directors are eligible to participate in this offer.

As of March 31, 2008, our executive officers and directors as a group held options unexercised and outstanding under all of Coherent’s stock plans to purchase a total of 1,887,800 shares of our common stock, which represented approximately 52.1% of the shares of common stock subject to all options outstanding under all of Coherent’s stock plans as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under all of Coherent’s stock plans as of March 31, 2008.  The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under all of our stock plans, which was 3,528,809 as of March 31, 2008.  The executive officers and directors listed below are not eligible to participate in the offer.

Name	Number of Options Outstanding as of March 31, 2008	Percentage of Total Outstanding Options
John R. Ambroseo, Ph.D. President and Chief Executive Officer	987,500	28.0%
Helene Simonet Executive Vice President and Chief Financial Officer	390,000	11.1%
Ronald A. Victor Executive Vice President, Human Resources	96,000	2.7%
Luis Spinelli Executive Vice President and Chief Technology Officer	102,000	2.9%
Bret M. DiMarco Executive Vice President and General Counsel	60,000	1.7%
John H. Hart Director	52,500	1.5%
Susan James Director	24,000	*
Clifford Press Director	24,000	*
Garry W. Rogerson, PhD Chairman of the Board	53,000	1.5%
Lawrence Tomlinson Director	44,800	1.3%
Sandeep Vij Director	54,000	1.5%
Total – all officers and directors	1,877,800	52.1%

*                 Less than 1%.

Neither we, nor any of our directors or executive officers, nor any affiliates of ours were engaged in transactions involving options to purchase our common stock during the 60 days before and including the commencement of this offer other than the following:

•                  On March 19, 2008, immediately following our annual meeting of stockholders, Messrs. Hart, Rogerson, Tomlinson and Vij were each granted an option to purchase 6,000 shares of our common stock at an exercise price of $27.93 per share, and Ms. James and Mr. Press were each granted an option to purchase 24,000 shares of our common stock at an exercise price of $27.93 per share.

12.                               Status of options amended by us in the offer; accounting consequences of the offer.

Eligible options that we acquire through the acceptance of elections under this offer will be amended under the Coherent Stock Plans.

Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the eligible options to increase the current exercise prices in effect for those options to the applicable adjusted exercise prices based on the incremental fair value of those options as so modified. Both the change in exercise price and the offsetting cash payment are taken into account in determining the incremental fair value of those options.

13.                               Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that is material to our business that might be affected adversely by our acceptance of options for amendment and issuance of amended options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Stock Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept elections with respect to eligible options and to issue amended options is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from granting amended options on the amendment date, we will not grant any amended options.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the amendment date we will not grant any amended options.

14.                               Material United States federal income tax consequences.

Regardless of your participation in the offer, any eligible option (as well as any discount option granted on or prior to December 31, 2004) intended to qualify as an incentive stock option, does not qualify as an incentive stock option because the exercise price is below fair market value on the date of grant.  Under the applicable federal tax rules, the exercise price of an incentive stock option must be at least 100% of the fair market value of our common stock on the date of grant and the exercise price for an incentive stock option for an employee who is a 10% shareholder cannot be less than 110% of the fair market value of our common stock on the date of grant.

If you received an incentive stock option that is a discount option, the rules have not been satisfied.  Accordingly, the Company believed that it issued you an incentive stock option, but the option was discounted, and the Company actually issued you a nonstatutory stock option.

If you exercise a eligible option that was intended to qualify as an incentive stock option, you will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the exercise price in the year of exercise.  We strongly encourage you to consult your tax, financial, or other advisor regarding your taxes if you exercise an incentive stock option that is an eligible option.

If You Participate in this Offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options.  Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to keep your current options.

The following is a summary of the material United States federal income tax consequences of participating in the offer for those eligible employees subject to United States federal income tax.  This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations thereunder and administrative and judicial interpretations (the “Code” or “Internal Revenue Code”) as of the date of this

Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.  Certain eligible option holders are subject to the tax laws in the United States, and also to the tax laws in China and Japan.  If you are subject to the tax laws in one of those countries, please see the description of the tax consequences of participating in the offer under the tax laws of such countries which is included in Schedules C and D to this Offer to Amend.

Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax).  We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the related tax consequences to you are dependent on your individual tax situation.  You may also contact the Coherent Tender Offer Help Desk at the email address 409AOffer@coherent.com or by phone at (408) 817-5900 with any general questions regarding the terms of this offer.

Cash payments.

The cash payments you will receive as part of consideration for your eligible options, if any, under this offer will be taxable to you as compensation income.  We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements.  If you were an employee of Coherent at the time the eligible options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

Amended options.

If you are an eligible employee who chooses to accept this offer with respect to your eligible options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such options.  We believe that the acceptance and amendment of eligible options will be treated as a non-taxable exchange.

All eligible options are nonstatutory stock options for purposes of United States tax law.  Your amended options will continue to be nonstatutory stock options for purposes of United States tax law.  Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.  As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises an award.  If you elect to participate in this offer, your eligible options that are amended will be no longer subject to the adverse tax consequences under Section 409A that this offer was designed to allow you to avoid.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  If you were an employee of Coherent at the time of the grant of the eligible option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your financial, legal and/or tax advisors to discuss the consequences to you of this transaction.  We strongly recommend that you consult with your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer.  You may also contact the Coherent Tender Offer Help Desk at the email address 409AOffer@coherent.com or by phone at (408) 817-5900 with any general questions regarding the terms of this offer.

If You Do Not Participate in this Offer.

The following is a summary of the material United States federal income tax consequences of declining to participate in the offer for those eligible employees subject to United States federal income tax.  This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis.  The federal tax laws may change and the federal, state and local tax consequences for each eligible employee will depend upon that eligible employee’s individual circumstances.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.  Further, certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be higher than 20% (a 20% federal penalty tax and potentially a state penalty tax).  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.  You may also contact the Coherent Tender Offer Help Desk at the email address 409AOffer@coherent.com or by phone at (408) 817-5900 with any general questions regarding the terms of this offer.

Your decision not to accept this offer with respect to your eligible options could result in potentially adverse tax consequences to you.  Please read this section carefully and talk to your tax advisors about your decision regarding participation in this offer.

As a result of participation in this offer, you may avoid potentially adverse tax consequences associated with your eligible options.  Pursuant to Section 409A, holders of eligible options may have income recognition and owe an additional 20% penalty tax as well as be liable for certain interest penalties.

The Treasury Department and the IRS have issued final regulations with respect to Section 409A, but the regulations do not provide final guidance with respect to the tax consequences of discount options.  Based on currently available guidance, we believe that, in the tax year in which an option vests, eligible employees will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% penalty tax on the spread, plus interest charges.  In addition, we believe that during each subsequent tax year (until the option is exercised or expires), eligible employees will be subject to additional annual income, penalty taxes, plus interest charges on any increase in value of the underlying stock.  Finally, certain states have also adopted laws similar to Section 409A.  Consequently, eligible employees also may incur additional taxes and penalties under state law provisions.

Eligible Option Example:

You hold options to purchase 3,000 shares of Coherent common stock with an original exercise price per share of $25.00 which was granted at a time when the fair market value of a share of Coherent common stock on the option’s measurement date for financial reporting purposes was $26.00.  On December 31, 2008 a total of 250 of the shares subject to the option vest and on such date the per share fair market value of Coherent’s common stock is $30.00.  In the year of vesting, you may have taxable income equal to $1,250.00 (the difference between the $30.00 fair market value and $25.00 exercise price, multiplied by the 250 shares that vest) and owe an additional $250.00 due to the federal 20% tax (20% of $1,250) and potentially another $250.00 due to a state 20% tax (20% of $1,250), including employees who are California taxpayers.  Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the original date of grant and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty.

Unfortunately, the guidance issued by the Treasury Department and the IRS has not provided comprehensive guidance with respect to the tax consequences of discount options.  There is a chance that future guidance issued may provide some relief with respect to certain eligible options and a tax advisor may advocate a position under the current statute and available guidance that your eligible options are exempt from Section 409A.

Coherent cannot guarantee any particular tax results related to your eligible options.  Furthermore, there is uncertainty because the final tax regulations do not provide comprehensive guidance with respect to the tax consequences of discount options.  Since this offer involves complex tax considerations.  We urge you to consult a financial, legal and/or tax advisor before you make any decisions about participating in this offer.

In addition, if you are subject to taxation in the United States, and also are subject to taxation in another country, there may be additional tax consequences relating to your participation in this offer.  Please see Schedules C and D of this Offer to Amend, as applicable, for a description of those tax consequences.  Further, some states, including California, may impose additional penalty taxes.  We recommend that you consult with a financial, legal and/or tax advisor regarding any tax consequences, including any state tax consequences.

15.                               Extension of offer; termination; amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options.  If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below.  If we extend the expiration date, we also will extend your right to withdraw elections with respect to eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and amendment of options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option expires after commencement, but before amendment under the offer, that particular option is not eligible for amendment.  Therefore, if we extend the offer for any reason and if a particular option, with respect to which an election to accept the offer was made before the originally scheduled expiration of the offer, expires after such originally scheduled expiration date but before the actual amendment date under the extended offer, that option would not be eligible for amendment.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

16.                               Fees and expenses.

At Coherent’s expense, PricewaterhouseCoopers LLP has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer.  Neither Coherent nor the third party will provide tax advice specific to an individual’s circumstances.  We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this offer.

17.                               Additional information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this offer with respect to your eligible options:

1.                                       Description of our common stock and common share purchase rights contained in our registration statement on Form S-3 (File No. 333-135669), filed with the SEC on July 10, 2006, including any amendment or report filed for the purpose of updating such description;

2.                                       Our annual report on Form 10-K for our fiscal year ended September 29, 2007, filed with the SEC on February 6, 2008 and amended on February 12, 2008;

3.                                       Our quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2007, filed with the SEC on February 12, 2008;

4.                                       Our current reports on Form 8-K filed with the SEC on October 2, 2007, October 4, 2007, November 1, 2007, December 10, 2007, December 19, 2007, January 24, 2008, February 1, 2008, February 5, 2008 and February 12, 2008 (other than the portions of those documents deemed to have been furnished and not to have been filed); and

5.                                       Our current reports on Form 8-K filed with the SEC on March 3, 2008, March 19, 2008, March 25, 2008 and April 4, 2008 (other than the portions of those documents deemed to have been furnished and not to have been filed).

The SEC file number for the filings identified in 2-4 above is 0-5255.  The SEC file number for the filings identified in 5 above is 001-33962.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attention: Ron Victor, or emailing 409AOffer@coherent.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.                               Financial statements.

Attached as Schedule B to this Offer to Amend is summary financial information for our fiscal quarter ended December 29, 2007 and for our fiscal year ended September 29, 2007.  Our interim condensed financial statements included in our Quarterly Report on Form 10-Q for our fiscal quarter ended December 29, 2007, filed with the SEC on February 12, 2008 and our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended September 29, 2007, filed with the SEC on February 6, 2008 and amended on February 12, 2008, are incorporated by reference herein.  More complete financial information may be obtained by accessing our public filings with the SEC’s website at www.sec.gov.

19.                               Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this offer with respect to your eligible options.  PricewaterhouseCoopers LLP has prepared communications regarding this offer and will provide general tax information to eligible employees with respect to this offer.  PricewaterhouseCoopers LLP will not provide tax advice specific to an individual’s circumstances.  You should rely only on the information in this document or documents to which we have referred you.  Except to the extent abovementioned, we have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend the Exercise Price of Certain Options and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Coherent, Inc.

April 8, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF COHERENT, INC.

The directors and executive officers of Coherent are set forth in the following table:

Name	Position and Offices Held
John R. Ambroseo, Ph.D.	President and Chief Executive Officer and Director
Helene Simonet	Executive Vice President and Chief Financial Officer
Ronald A. Victor	Executive Vice President, Human Resources
Luis Spinelli	Executive Vice President and Chief Technology Officer
Bret M. DiMarco	Executive Vice President and General Counsel
John H. Hart	Director
Susan James	Director
Clifford Press	Director
Garry W. Rogerson, PhD	Chairman of the Board
Lawrence Tomlinson	Director
Sandeep Vij	Director

The address of each executive officer and director is: c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California, 95054.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF COHERENT, INC.

Consolidated financial data

	For the Year Ended September 29, 2007	For the Three Months Ended December 29, 2007
	(in thousands, except per share data)
Statement of Operations Data:
Net sales	$601,153	$144,296
Gross profit	$250,008	$60,494
Net income (loss)	$15,951	$4,729
Net income (loss) per share:
Basic	$0.51	$0.15
Diluted	$0.50	$0.15
Shares used in computation:
Basic	31,398	31,417
Diluted	32,024	31,959

	As of September 29, 2007	As of December 29, 2007
	(in thousands)
Balance Sheet Data:
Total assets	$947,600	$984,205
Long-term obligations	$21	$20
Other long-term liabilities	$47,848	$88,882
Minority interest in subsidiaries	$—	$—
Stockholders’ equity	$770,986	$779,984

B-1

SCHEDULE C

GUIDE TO TAX ISSUES IN CHINA

The following is a general summary of the income tax consequences of the Offer for those individuals who are subject to taxation in China. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of eligible option holders. Because you are also subject to taxation in the United States, you may have additional or different tax consequences from those described below. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your eligible option, there should be no taxable event at the time of your acceptance or at the time that your eligible option is amended.

Payment of Cash Payment.  The cash payment will be subject to income tax and social security taxes. The Company will report the income, withhold all such applicable taxes from the cash payment and pay you the net amount.

Exercise of Amended Option. In general, upon exercise of the amended option you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the (amended) exercise price paid (commonly referred to as the “spread”). The spread will be subject to income tax and, potentially, social security taxes.  The Company will report the income and withhold all applicable taxes with respect to such income.

Sale of Shares Purchased at Exercise. The subsequent sale of the acquired shares may result in taxable capital gain.

C-1

SCHEDULE D

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the income tax consequences of the Offer for those individuals who are subject to taxation in Japan. This summary does not discuss all tax consequences that may be relevant to you in light of your individual circumstances, nor is it intended to apply in all respects to all types of eligible option holders. Because you are also subject to taxation in the United States, you may have additional or different tax consequences from those described below. If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the tax consequences of accepting or not accepting the Offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

Acceptance of Offer and Amendment of Option. If you accept the Offer to amend your eligible option, there should be no taxable event at the time of your acceptance or at the time that your eligible option is amended.

Payment of Cash Payment.  The cash payment will be subject to income tax.  The Company will not withhold any income tax with respect to such income.  You will be responsible for directly paying the applicable taxes and reporting such income.

Exercise of Amended Option. In general, upon exercise of the amended option you will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the (amended) exercise price paid (commonly referred to as the “spread”). The spread will be subject to income tax. The Company will not withhold any income tax with respect to such income. You will be responsible for directly paying all applicable taxes and reporting such income.

Sale of Shares Purchased at Exercise. The subsequent sale of the acquired shares may result in taxable capital gain.

D-1